UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )
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☐	Soliciting Material under § 240.14a-12
US AIRWAYS GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

April 29, 2011

To Our Stockholders:

On behalf of the Board of Directors, we invite you to attend the Annual Meeting of Stockholders of US Airways Group, Inc. to be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Thursday, June 9, 2011 at 9:30 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted and procedures for voting at the meeting.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, we request that you complete, date, sign and return the enclosed proxy card (if you received our proxy materials by mail), or vote by telephone or over the Internet as directed on the instructions provided. Of course, returning your proxy does not prevent you from attending the Annual Meeting and voting your shares in person. If you choose to attend the Annual Meeting in person, you may revoke your proxy and cast your votes at the meeting.

If you plan to attend the Annual Meeting, are a stockholder of record and received our proxy materials by mail, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each stockholder of record. If your shares are not registered in your own name but rather held in street name and you would like to attend the Annual Meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership. Please be sure to bring the admission ticket or evidence of your share ownership to the meeting.

All stockholders now have the option to register for and receive copies of our proxy statements, annual reports and other stockholder materials electronically. All stockholders (record and street name) can save us the cost of printing and mailing these documents by visiting our website at www.usairways.com under “Company info” — “About US” — “Investor relations” — “Shareholder information” and following the instructions on how to request electronic delivery of stockholder materials.

Sincerely,

W. Douglas Parker
Chairman of the Board and
Chief Executive Officer

US AIRWAYS GROUP, INC.
111 WEST RIO SALADO PARKWAY
TEMPE, ARIZONA 85281

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 9, 2011

April 29, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of US Airways Group, Inc., a Delaware corporation, will be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Thursday, June 9, 2011 at 9:30 a.m., local time, for the purposes of considering and acting upon:

1. A proposal to elect two directors in Class III to serve until the 2014 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2. A proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of US Airways Group, Inc. for the fiscal year ending December 31, 2011;

3. A proposal to approve the 2011 Incentive Award Plan;

4. A proposal to consider and approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the attached Proxy Statement;

5. A proposal to consider and approve, on a non-binding, advisory basis, the frequency with which a non-binding, advisory vote of the stockholders will be held to approve the compensation of our named executive officers;

6. A proposal to consider and vote upon a stockholder proposal relating to cumulative voting; and

7. Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Information relating to the above matters is set forth in the attached Proxy Statement. You must have been a stockholder of record at the close of business on April 11, 2011 to vote at the Annual Meeting. If you do not expect to attend the meeting in person, you are requested to vote: (1) by telephone as directed on the instructions provided; (2) over the Internet as directed on the instructions provided; or (3) if you received our proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. Voting by phone, Internet or mail will not prevent you from later revoking that proxy and voting in person at the Annual Meeting. If you want to vote at the Annual Meeting, but your shares are held in street name by a broker, trust, bank or other nominee, you will need to obtain proof of ownership as of April 11, 2011 and a proxy to vote the shares from such broker, trust, bank or other nominee.

By Order of the Board of Directors,

Caroline B. Ray
Corporate Secretary

Tempe, Arizona
April 29, 2011

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY INDICATE YOUR VOTING INSTRUCTIONS: (1) BY TELEPHONE BY CALLING 1-800-690-6903; (2) OVER THE INTERNET AT WWW.PROXYVOTE.COM; OR (3) IF YOU RECEIVED OUR PROXY MATERIALS BY MAIL, BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE.

US AIRWAYS GROUP, INC.
111 West Rio Salado Parkway
Tempe, Arizona 85281

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2011

THE MEETING

Purpose, Place, Date and Time	We are furnishing this Proxy Statement to the stockholders of US Airways Group, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at the 2011 Annual Meeting of Stockholders and any adjournments of that meeting. The Annual Meeting will be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Thursday, June 9, 2011 at 9:30 a.m., local time, for the purposes set forth in the accompanying Notice of 2011 Annual Meeting of Stockholders. When used in this Proxy Statement, the terms “we,” “us,” “our,” and “the Company” refer to US Airways Group, Inc. and its consolidated subsidiaries, while “US Airways Group” refers to US Airways Group, Inc. and “US Airways” refers to our wholly owned subsidiary, US Airways, Inc.

The approximate date on which we are first sending the Notice of the 2011 Annual Meeting of Stockholders, this Proxy Statement and the accompanying proxy card to stockholders, or sending a Notice Regarding the Availability of Proxy Materials and posting the proxy materials at www.proxyvote.com, is April 29, 2011.

Record Date; Stockholders Entitled to Vote	Stockholders of record at the close of business on April 11, 2011, the “record date,” are entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. On the record date, there were 161,997,642 shares of our common stock, $0.01 par value per share, outstanding and eligible to be voted at the Annual Meeting. Each share of our common stock entitles its owner to one vote on each matter submitted to the stockholders.

Quorum	The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting.

Under the rules of the New York Stock Exchange, or NYSE, member firms that hold shares in street name for beneficial owners may, to the extent that those beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals that are considered routine proposals under the NYSE rules. We believe that Proposal 2 is routine, and Proposals 1, 3, 4, 5 and 6 are non-discretionary. Member brokerage firms that do not receive instructions from their clients as to “non-discretionary” proposals cannot vote on the non-discretionary proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting.

Vote Required for Proposal 1: Election of Directors	In February 2011, the Board of Directors amended our bylaws to adopt a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote therefor. A majority of the votes cast means that the number of votes cast “for” a nominee exceeds the number of votes cast “against” that nominee. Brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes are not considered votes cast “for” or “against” a nominee’s election and therefore will have no effect in determining whether a nominee has received a majority of the votes cast. In accordance with the policy adopted by our Board of Directors in February 2011, in this election, an incumbent director nominee who does not receive the required number of votes for re-election is expected to tender his resignation to the Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors (or other committee as directed by the Board) will then make a determination as to whether to accept or reject the tendered resignation, generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered resignation in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

In the vote to elect two directors in Class III to serve until the 2014 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, stockholders may, with respect to each nominee:

• vote for the election of the nominee;

• vote against the election of the nominee; or

• abstain from voting on the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Vote Required for Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm will require the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and, therefore, will have the same legal effect as voting against the proposal. Broker non-votes will have no effect on the outcome of this proposal.

In the vote to ratify the appointment of KPMG LLP as our independent registered public accounting firm, stockholders may:

• vote for the ratification;

• vote against the ratification; or

• abstain from voting on the ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Vote Required for Proposal 3: Approval of the 2011 Incentive Award Plan	The proposal to approve the 2011 Incentive Award Plan will require the affirmative vote of a majority of votes cast, provided that the total votes cast on the proposal represents over 50% of the outstanding common stock entitled to vote on the proposal. Abstentions will not be counted as a vote “for” or “against” this proposal, but will be counted for purposes of determining whether the total vote cast on the proposal represents over 50% of the outstanding common stock entitled to vote on the proposal. Broker non-votes are not considered votes cast under the NYSE rules, but the underlying shares are considered shares of outstanding common stock entitled to vote on the proposal.

In the vote to approve this stockholder proposal, stockholders may:

• vote for the proposal;

• vote against the proposal; or

• abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2011 INCENTIVE AWARD PLAN.

Vote Required for Proposal 4: Advisory Vote on the Compensation of Named Executive Officers	The proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosures of the SEC will require an affirmative vote from the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and, therefore, will have the same legal effect as voting against the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions about executive compensation.

In the vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, stockholders may:

• vote for the proposal;

• vote against the proposal; or

• abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Vote Required for Proposal 5: Frequency of Advisory Vote on the Compensation of Named Executive Officers	The proposal to approve, on a non-binding, advisory basis, the frequency of the stockholder vote on the compensation of our named executive officers will require an affirmative vote from the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and, therefore, will have the same legal effect as voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal. With respect to this proposal, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been approved by our stockholders. However, because this vote is advisory and not binding on us or our Board of Directors, our Board of Directors may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

In the vote to approve, on a non-binding, advisory basis, the frequency of the stockholder vote on the compensation of our named executive officers as disclosed in this Proxy Statement, stockholders may:

• vote for an advisory vote on executive compensation to be held every year;

• vote for an advisory vote on executive compensation to be held every two years;

• vote for an advisory vote on executive compensation to be held every three years; or

• abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION TO BE HELD “EVERY YEAR.”

Vote Required for Proposal 6: Stockholder Proposal Related to Cumulative Voting	The stockholder proposal scheduled to be presented at the Annual Meeting related to cumulative voting will require approval of the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and, therefore, will have the same legal effect as voting against the proposal. Broker non-votes will have no effect on the outcome of this proposal.

In the vote to approve this stockholder proposal, stockholders may:

• vote for the proposal;

• vote against the proposal; or

• abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL RELATED TO CUMULATIVE VOTING.

Voting of Proxies	You should specify your choices with regard to each of the proposals: (1) by telephone as directed on the instructions provided; (2) over the Internet as directed on the instructions provided; or (3) if you received our proxy materials by mail, on the enclosed proxy card by signing, dating and returning it in the accompanying postage-paid envelope. Instructions for voting by telephone or over the Internet are set forth in the Notice of the 2011 Annual Meeting of Stockholders. If your shares are held in street name, the voting instruction form sent to you by your broker, trust, bank or other nominee should indicate whether the institution has a process for you to provide voting instructions by telephone or over the Internet.

All properly executed proxies received by us in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted therein. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the approval of the 2011 Incentive Award Plan, “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, “FOR” a non-binding, advisory vote on the compensation of our named executive officers to be held “EVERY YEAR” and “AGAINST” the stockholder proposal relating to cumulative voting.

If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, except for Proposal 6, no stockholder proposals or nominations were received on a timely basis pursuant to the Company’s Amended and Restated Bylaws, so no such matters may be brought to a vote at the Annual Meeting.

Revocation of Proxies	Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

• giving notice of revocation to Caroline B. Ray, our Corporate Secretary, at US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281 (by mail or overnight delivery);

• executing and delivering to our Corporate Secretary a proxy card relating to the same shares bearing a later date;

• voting again prior to the time at which the Internet and telephone voting facilities close by following the procedures applicable to those methods of voting; or

• voting in person at the Annual Meeting.

Please note, however, that under the NYSE rules, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may only revoke his or her proxy and vote his or her shares in person at the Annual Meeting in accordance with applicable NYSE rules and procedures, as employed by the beneficial owner’s brokerage firm. If you want to vote at the Annual Meeting, but your shares are held in street name by a broker, trust, bank or other nominee, you will need to obtain proof of ownership as of April 11, 2011 and a proxy to vote the shares from such broker, trust, bank or other nominee.

Solicitation of Proxies	In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by email, telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies. In addition, we have retained MacKenzie Partners to assist in the solicitation for an estimated fee of $12,500, plus expenses.

Inspector of Election	All votes at the Annual Meeting will be counted by Broadridge Investor Communication Solutions, Inc., our inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Electronic Delivery of Proxy Materials	All stockholders now have the option to register for and receive copies of our proxy statements, annual reports and other stockholder materials electronically. All stockholders (record and street name) can save us the cost of printing and mailing these documents by visiting our website at www.usairways.com under “Company info” — “About US” — “Investor relations” — “Shareholder information” and following the instructions on how to sign up for electronic delivery of stockholder materials.

This year, we intend both to mail our proxy materials to certain stockholders and to use the “Notice and Access” method of providing proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2010 to certain stockholders. Under the Notice and Access method, if you have not opted to receive an email notification, you will receive by mail a simple “Notice Regarding the Availability of Proxy Materials” which will direct you to a website where you may access proxy materials online. You will also be told how to request proxy materials (at no charge) via mail or email, as you prefer. In order to eliminate the mailing of a paper notice and to speed your ability to access the proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2010, we encourage you to sign up for electronic delivery of the Notice using the instructions described above.

Householding of Proxy Materials	The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices Regarding the Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, please notify your broker, direct your written request to Caroline B. Ray, Corporate Secretary, US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, or contact Caroline B. Ray at (480) 693-0800. Stockholders who currently receive multiple copies of the proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1 — ELECTION OF DIRECTORS

Election of Directors	The Board of Directors currently consists of nine members. All directors are also directors of our principal operating subsidiary, US Airways. Each of the nominees is currently a director of US Airways Group, and there are no family relationships among the directors and executive officers.

Upon the recommendation of the Corporate Governance and Nominating Committee, our Board of Directors has nominated W. Douglas Parker and Bruce R. Lakefield to serve as directors in Class III.

If re-elected as a director at the Annual Meeting, each of the nominees would serve a three-year term expiring at the 2014 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. In addition, if each of these nominees is elected, the Board will consist of nine members divided into three classes as follows: four members in Class I (terms expiring in 2012), three members in Class II (terms expiring in 2013) and two members in Class III (terms expiring in 2014). Class II will consist of three directors and Class III will consist of two directors until the Board identifies appropriate candidates to fill the vacant seats in those Classes. Stockholders may only vote their shares to elect two persons as directors in Class III at the 2011 Annual Meeting of Stockholders.

Each of the nominees has consented to serve another term as a director, if re-elected. If either of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the proxy card will vote the shares represented by all valid proxies for the election of the substitute nominee or nominees), or allow the vacancies to remain open until a suitable candidate or candidates are located.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to re-elect W. Douglas Parker and Bruce R. Lakefield to serve as directors in Class III for a three-year term expiring at the 2014 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Directors and Director Nominees	Set forth below is certain information as of April 21, 2011 regarding our director nominees and continuing directors, including their ages, qualifications and principal occupations (which have continued for at least the past five years unless otherwise noted).

Director	Principal Occupation, Business Experience,
Nominees	Other Directorships Held and Age

The two director nominees are listed below.

W. Douglas Parker (Class III) (Labor Committee)	Mr. Parker has served as Chairman of the Board and Chief Executive Officer of US Airways Group and US Airways since 2005. Mr. Parker also served as President of US Airways Group and US Airways from 2005 to 2006. Mr. Parker served as Chairman of the Board and Chief Executive Officer of America West Holdings Corporation (“America West”) and America West Airlines, Inc. (“AWA”) from 2001 to 2007, and served as a director of America West and AWA from 1999 to 2007. Mr. Parker joined AWA as Senior Vice President and Chief Financial Officer in 1995. He was elected President of AWA in 2000 and Chief Operating Officer of AWA in 2000. Mr. Parker serves on the Board of Directors of Pinnacle West Capital Corporation, a publicly traded company. Age 49.

The Board believes that Mr. Parker is qualified and has nominated him to serve as a director because of his financial and airline marketing expertise, his human resources and labor relations expertise, his nearly quarter century of experience in the airline industry, his 16 years experience as a senior airline executive charged with developing and executing America West’s and the Company’s strategies, his almost ten years of experience as the Chairman and Chief Executive Officer of the Company, his mergers and acquisitions experience, and his service as a public company director.

Bruce R. Lakefield (Class III) (Finance and Labor Committees)	Mr. Lakefield served as President and Chief Executive Officer of US Airways Group and US Airways from 2004 to 2005. After this, Mr. Lakefield served as Vice Chairman of the Board of US Airways Group and US Airways. Mr. Lakefield served as Chairman and Chief Executive Officer of Lehman Brothers International from 1995 until 1999. He has served as a Senior Advisor to the Investment Policy Committee of HGK Asset Management from 2000 to 2004. Mr. Lakefield served as a member of the board of directors of Magic Media, Inc., a privately held company, until 2008 and currently serves as a member of the board of directors of Norman Broadbent PLC (previously Garner PLC), a publicly traded company on the AIM market of the London Stock Exchange. Mr. Lakefield has served as a director of US Airways Group and US Airways since 2003. Age 67.

The Board believes that Mr. Lakefield is qualified and has nominated him to serve as a director because of his financial and financial services sector expertise, his experience as a senior executive working at large, complex organizations, his service as a public company director, his success as an investor, and his airline experience gained as the President and Chief Executive Officer, Vice Chairman and a director of the Company.

Continuing	Principal Occupation, Business Experience,
Directors	Other Directorships Held and Age

The seven directors whose terms will continue after the Annual Meeting and will expire at the 2012 Annual Meeting (Class I) or the 2013 Annual Meeting (Class II) are listed below.

Herbert M. Baum (Class I) (Corporate Governance and Nominating, Finance, and Labor Committees)	Mr. Baum served as Chairman of the Board, President and Chief Executive Officer of the Dial Corporation, a manufacturer and marketer of consumer products, from 2000 until his retirement in 2005. Mr. Baum served as President and Chief Operating Officer of Hasbro, Inc., a manufacturer and marketer of toys, from 1999 to 2000. Mr. Baum also served as Chairman and Chief Executive Officer of Quaker State Corporation, a producer and marketer of motor oils and lubricants, from 1993 to 1999. From 1978 to 1992, Mr. Baum was employed by Campbell Soup Company, a manufacturer and marketer of food products, and, in 1992, was named President of Campbell — North and South America. Mr. Baum was a director of Meredith Corporation, a public company, from 1994 to 2009. Mr. Baum became a director of Whitman Corporation in 1995 which through a buyout became PepsiAmericas, Inc. He continued to serve on the Board of the merged corporation until it was acquired by Pepsico in 2010. He also serves as Chairman of the Board of Directors of the Safe Harbor Animal Sanctuary and Hospital and as a director of Petsmart Charities, Inc. Mr. Baum served as a director of America West and AWA from 2003 to 2007 and became a member of the Boards of US Airways Group and US Airways in 2005. Age 74.

The Board believes that Mr. Baum’s extensive experience in customer service and consumer marketing, his experience in managing leading brands, his human resources expertise, his experience in developing strategy for, and managing, large public companies, his extensive service as a public company director, and his airline experience gained as a director of America West and the Company make him qualified to serve as a director.

Matthew J. Hart (Class I) (Audit, Compensation and Human Resources, and Finance Committees)	Mr. Hart was President and Chief Operating Officer of Hilton Hotels Corporation from 2004 until the acquisition of Hilton by the Blackstone Group in 2007. He served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Before joining Hilton in 1996, Mr. Hart was Senior Vice President and Treasurer of The Walt Disney Company from 1995 to 1996, and was Executive Vice President and Chief Financial Officer for Host Marriott Corp. from 1993 to 1995. He serves on the Boards of Directors of Great American Group, Inc. and Air Lease Corporation, each a publicly traded company, and is Chairman of the Board of Directors of Heal the Bay, a non-profit organization. Mr. Hart previously served on the Board of Directors of Kilroy Realty Corporation, a publicly traded company, from 1997 to 2008. Mr. Hart served on the Boards of Directors of America West and AWA from 2004 to 2005, and was elected to the Boards of US Airways Group and US Airways in 2006. Age 59.

The Board believes that Mr. Hart’s financial expertise, his risk management experience, his extensive experience as a senior operating and finance executive in developing strategies for large public companies, in particular, companies in the travel industry, his mergers and acquisitions experience, his service as a public company director, and his airline experience gained as a director of America West and the Company make him qualified to serve as a director.

Richard C. Kraemer (Class I) (Audit, Compensation and Human Resources, and Corporate Governance and	Mr. Kraemer is President of Chartwell Capital, Inc., a private investment company. Mr. Kraemer served as a director of America West and AWA from 1992 to 2007. He became a member of the Boards of US Airways Group and US Airways in 2005. Age 67.

The Board believes that Mr. Kraemer’s financial expertise, his corporate governance, human resources and labor relations expertise, his experience in developing strategy for, and managing, a large public company, his success as an investor, and his airline

Continuing	Principal Occupation, Business Experience,
Directors	Other Directorships Held and Age

Nominating Committees)	experience gained as a director of America West and the Company make him qualified to serve as a director.

Cheryl G. Krongard (Class I) (Compensation and Human Resources and Finance Committees)	Ms. Krongard retired in 2004 as a Senior Partner of Apollo Management, L.P. Ms. Krongard was the Chief Executive Officer of Rothschild Asset Management from 1994 to 2000. She served as Senior Managing Director for Rothschild North America from 1994 to 2000. Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV, and Rothschild Realty Inc. and as Managing Member of Rothschild Recovery Fund. She was elected a lifetime governor of the Iowa State University Foundation in 1997 and has served as Chairperson of its Investment Committee. Ms. Krongard is also a member of the Dean’s Advisory Council, Iowa State University College of Business. Ms. Krongard also serves as a director of Legg Mason, Inc., a publicly traded company. Ms. Krongard has served as a director of US Airways Group and US Airways since 2003. Age 55.

The Board believes that Ms. Krongard’s financial and financial services sector expertise, her experience as a senior executive working at large, complex organizations, her service as a public company director, her success as an investor, and her airline experience gained as a director of the Company make her qualified to serve as a director.

Denise M. O’Leary (Class II) (Audit and Compensation and Human Resources Committees)	Ms. O’Leary has been a private investor in early stage companies since 1996. From 1983 until 1996, she was employed at Menlo Ventures, a venture capital firm, first as an Associate and then as a General Partner. She serves as a director of Medtronic, Inc. and Calpine Corporation, each a publicly traded company. Additionally, she is a member of the Boards of Directors of Stanford Hospital and Clinics and the Lucile Packard Children’s Hospital and is the Chairwoman of the Board of Directors of the Corporation for Supportive Housing. Ms. O’Leary served as a director of America West and AWA from 1998 to 2007 and became a member of the Boards of US Airways Group and US Airways in 2005. Age 53.

The Board believes that Ms. O’Leary’s financial expertise, her experience in the oversight of risk management, her human resources expertise, her extensive service as a public company director, her success as an investor, and her airline industry expertise gained as a director of America West and the Company make her qualified to serve as a director.

George M. Philip (Class II) (Audit and Corporate Governance and Nominating Committees)	Mr. Philip is the President of the University at Albany, State University of New York. From 1971 to 2007 he served in various positions with the New York State Teachers’ Retirement System and retired after 13 years as Executive Director. He also serves as a member of the Board of Directors of First Niagara Financial Group, a publicly traded company; Vice Chair of the St. Peter’s Hospital Board of Directors; and Chair of the Catholic Health East Investment Committee. Mr. Philip is a member of the Kentucky Teachers’ Retirement System investment advisory committee and a director of Community Newspaper Holdings, Inc., a privately held corporation. In past years, Mr. Philip was President of the Executive Committee of the National Council on Teacher Retirement; Chair of the Council of Institutional Investors; Chair of the University at Albany Council, SUNY; a member of the Board of Saratoga Performing Arts Center; and a member of the NYSE Pension Managers Advisory Committee and the State Academy of Public Administration. Mr. Philip has served as a director of US Airways Group and US Airways since 2004. Age 63.

The Board believes that Mr. Philip’s financial expertise, his corporate governance expertise, his experience in working in and managing large, complex organizations, his experience in the oversight of risk management, his success as an investor, and his airline industry experience gained as a director of the Company make him qualified to serve as a director.

Continuing	Principal Occupation, Business Experience,
Directors	Other Directorships Held and Age

J. Steven Whisler (Class II) (Corporate Governance and Nominating and Finance Committees)	Mr. Whisler retired as Chairman and Chief Executive Officer of Phelps Dodge Corporation, a mining and manufacturing company in 2007. Mr. Whisler served as Chairman and Chief Executive Officer of Phelps Dodge Corporation from 2000 to 2007. He served as President from December 1997 to 2003. From 1997 to 2000, Mr. Whisler served as Chief Operating Officer of Phelps Dodge. From 1991 to 1998, Mr. Whisler served as President of Phelps Dodge Mining Company, a division of Phelps Dodge. Mr. Whisler serves as a director of Brunswick Corporation and International Paper Company, each a publicly traded company. He also served as a director of Burlington Northern Santa Fe Corporation, a publicly traded company, until its acquisition by Berkshire Hathaway Corporation in 2010, and Aleris International Inc., a private company, until 2010. Mr. Whisler is a director nominee of CSX Corporation, a publicly traded company. Mr. Whisler served as a director of America West and AWA from 2001 to 2007. Mr. Whisler became a member of the Boards of US Airways Group and US Airways in 2005. Age 56.

The Board believes that Mr. Whisler’s financial expertise, his corporate governance expertise, his experience in the oversight of risk management and safety programs, his experience in developing strategy for, and managing, a large public company, his mergers and acquisitions experience, his labor relations expertise, his familiarity with commodities markets, his extensive service as a public company director, and his airline experience gained as a director of America West and the Company make him qualified to serve as a director.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm	The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board of Directors, has appointed the firm of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. KPMG LLP has served as our independent auditors for more than 15 years. Our Audit Committee considers KPMG LLP to be well qualified. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment.

A representative of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from stockholders.

The Audit Committee of the Board of Directors and the Board of Directors unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees	The following table presents fees for professional services rendered by KPMG LLP for the audits of the financial statements of US Airways Group and its subsidiaries as of and for the fiscal years ended December 31, 2010 and 2009, as well as fees for other services rendered by KPMG LLP during these periods

	Fiscal 2010	Fiscal 2009

Audit Fees	$2,134,900	$2,134,900
Audit-Related Fees	400,000	403,557
Tax Fees	11,300	20,030
All Other Fees	—	—

Total	$2,546,200	$2,558,487

Audit Fees for fiscal years ended December 31, 2010 and 2009 were for professional services rendered for the audits of the annual financial statements included in our Annual Report on Form 10-K (including fees for the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q and services rendered in connection with SEC filings.

Audit-Related Fees for the fiscal year ended December 31, 2010 and 2009 were for statutory audits and services rendered in connection with securities offerings and other SEC filings.

Tax Fees as of the fiscal years ended December 31, 2010 and 2009 were for U.S. and international tax compliance.

There were no fees that fall into the classification of All Other Fees for the fiscal years ended December 31, 2010 and 2009.

Audit Committee Disclosure	The Audit Committee has determined that the rendering of the permitted non-audit services during the 2010 fiscal year by KPMG LLP is compatible with maintaining the independent registered accounting firm’s independence.

Policy on Audit Committee Pre-Approval	The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves certain specified services in the defined categories of audit services, audit-related services, tax services and permitted non-audit services up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual basis. The Chair of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent auditors when the entire Audit Committee is unable to do so, but any pre-approval decisions must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has delegated the Vice President and Controller to monitor the performance of all services provided by the independent auditor and to determine whether these services are in compliance with the pre-approval policy. The Vice President and Controller is required to report the results of his monitoring to the Audit Committee on a periodic basis. The policy prohibits retention of the independent registered public accounting firm to perform prohibited non-audit functions as defined in Section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the SEC, and also considers whether the proposed services are compatible with the independence of the independent registered public accounting firm. All non-audit services provided by KPMG LLP during fiscal years 2010 and 2009 were pre-approved in accordance with the pre-approval policy described above.

PROPOSAL 3 — APPROVAL OF THE 2011 INCENTIVE AWARD PLAN

Approval of the 2011 Incentive Award Plan	We are asking you to approve the US Airways Group, Inc. 2011 Incentive Award Plan (the “2011 Plan”). Our Board of Directors has unanimously adopted, subject to stockholder approval, the 2011 Plan for employees and other service providers of the Company. If the 2011 Plan is approved by our stockholders, the 2011 Plan will, effective as of June 10, 2011, replace our 2005 Equity Incentive Plan and 2008 Equity Incentive Plan, as each such plan may be amended from time to time (the “Prior Plans”), and we will not make any further grants of awards under the Prior Plans.

Purpose	The purpose of the 2011 Plan is to enhance the value of the Company and promote our success by linking the individual interests of our employees, directors and consultants to the interests of our stockholders and by providing our employees, directors and consultants with an incentive for outstanding performance to generate superior returns to our stockholders. The 2011 Plan is also intended to provide us with flexibility in its ability to motivate, attract, and retain the services of employees, directors and consultants upon whose judgment, interest, and performance our success is largely dependent.

Our Board of Directors believes that it is desirable for, and in the best interests of, the Company to adopt the 2011 Plan and recommends that our stockholders vote in favor of the adoption of the 2011 Plan. Awards of stock options, restricted stock, restricted stock units (“RSUs”), performance awards, dividend equivalent rights, stock payments, deferred stock, deferred stock units (“DSUs”), stock appreciation rights (“SARs”) and cash awards made under the 2011 Plan (“Awards”) include the following key features:

•   No Repricing or Replacement of Options or Stock Appreciation Rights. The 2011 Plan prohibits, without stockholder approval: (i) the amendment of options or SARs to reduce the exercise price and (ii) the cancellation of an option or SAR in exchange for cash or any other Award when the price per share of the option or SAR exceeds the fair market value of the underlying shares.

•   No In-the-Money Option or SAR Grants. The 2011 Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of our common stock, generally the closing price of our common stock, on the date of grant.

•   Minimum Vesting. The 2011 Plan provides for a minimum vesting period of three years for time-based Awards other than options and SARs (“full-value awards”), which may be vested in installments, and one year for performance-based full-value awards, with certain limited exceptions.

•   Section 162(m) Qualification. The 2011 Plan is designed to allow Awards, including incentive bonuses, to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

•   Independent Administration. The Compensation and Human Resources Committee of the Board of Directors (the “Committee”), which consists of only independent directors, will administer the 2011 Plan if it is approved by stockholders.

Description of the 2011 Plan	A description of the principal features of the 2011 Plan is set forth below and is qualified in its entirety by the terms of the 2011 Plan, which is attached to this Proxy Statement as Exhibit A.

Employees, directors and consultants of the Company or any of our affiliates will be eligible to receive Awards. Based on our past practice of granting equity-based awards, we currently expect the Awards will generally be granted to approximately 250 of our employees as well as to non-employee directors. However, in the future, we may decide to grant equity-based awards to a broader group of employees.

Administration

The 2011 Plan will be administered by the Committee, which may delegate its duties and responsibilities to subcommittees of our directors and/or officers, subject to certain limitations that may be imposed under applicable law or regulation, including Section 162(m) of the Code, Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/or stock exchange rules, as applicable. The plan administrator will have the authority to grant and set the terms of all Awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2011 Plan, subject to its express terms and conditions.

Limitation on Awards and Shares Available

The maximum number of shares of our common stock for which grants may be made under the 2011 Plan is (i) 15,000,000, plus (ii) any shares that as of June 10, 2011 are available for issuance under the Prior Plans, plus (iii) any shares that are subject to Awards under the Prior Plans which are forfeited or lapse unexercised and which following June 10, 2011 are not issued under the Prior Plans (“Returned Awards”); but, no more than a total of (y) 12,500,000 shares, plus (z) the number of shares that are subject to Returned Awards that are full-value awards, will be authorized for grant as full-value awards. Further, the number of shares authorized for grant under incentive stock options shall be no more than 15,000,000 shares.

Shares of our common stock which will be available for issuance under Awards may be treasury shares, authorized but unissued shares, or shares purchased on the open market.

The following types of shares subject to Awards will not be added back to the available share limit: (i) shares tendered by a participant or withheld by the Company in payment of the exercise price of an option; (ii) shares withheld to satisfy any tax withholding obligation with respect to an Award; (iii) shares subject to an SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof; and (iv) shares purchased on the open market with the cash proceeds from the exercise of options. Shares subject to Awards that are forfeited, expire or are settled for cash will be added back to the available share limit under the 2011 Plan.

Awards granted under the 2011 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which the Company enters into a merger or similar corporate transaction will not reduce the shares authorized for grant under the 2011 Plan. The maximum number of shares of our common stock that may be subject to one or more Awards granted to any one participant pursuant to the 2011 Plan during any calendar year is 2,200,000, and the maximum amount that may be paid in cash with respect to one or more performance awards pursuant to the 2011 Plan to any one participant during any calendar year is $5,000,000.

Full-value awards made under the 2011 Plan will become vested in one or more installments over an aggregate period of not less than three years (or, if the Award is based on attainment of performance targets or other performance-based objectives, over a period of not less than one year). However, full-value awards that result in the issuance of up to ten percent of the shares of common stock available may be granted to any one or more holders without respect to these minimum vesting provisions. Further, full-value awards may be granted to non-employee directors as part of their retainers without respect to these minimum vesting provisions. In addition, the plan administrator may provide that such vesting restrictions may lapse or be waived upon the holder’s death, disability, retirement, any other specified termination of service, or the consummation of a change in control.

Awards

The 2011 Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), restricted stock, RSUs, performance awards, dividend equivalent rights, stock payments, deferred stock, DSUs, SARs and cash awards. No determination has been made as to the types or amounts of Awards that will be granted to specific individuals pursuant to the 2011 Plan, except that, pursuant to our current non-employee director equity compensation policy, non-employee directors are each granted stock payments with respect to that number of shares having an aggregate fair market value of $60,000 following each annual meeting of stockholders, rounded down to the nearest whole share. Certain Awards under the 2011 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such Awards. All Awards will be set forth in award agreements, which will detail all terms and conditions of the Awards, including any applicable vesting and payment terms. The plan administrator may provide for an Award to be settled in shares of our common stock or in cash. A brief description of each Award type follows.

Stock Options and Stock Appreciation Rights. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other Code requirements are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the Award between the grant date and the exercise date. The exercise price of a stock option or an SAR may not be less than 100% of the fair market value of the underlying share on the date of grant, except with respect to certain substitute options or SARs, as applicable, granted in connection with a corporate transaction. The term of a stock option or an SAR generally may not be longer than ten years. Stock options and SARs may vest based on continued service, performance and/or other conditions.

Restricted Stock; Deferred Stock; DSUs; RSUs; Performance Awards. Restricted stock is an Award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. For shares of restricted stock with performance-based vesting, dividends which are paid prior to vesting will only be paid to the extent that the performance-based vesting conditions are subsequently satisfied and the shares vest. A deferred stock award is the right to receive shares of our common stock at the end of a specified period and may be subject to vesting schedule, performance-based vesting or other conditions or criteria set by the plan administrator. DSUs and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these Awards may be deferred under the terms of the Award or at the election of the participant, if the plan administrator permits such a deferral. Performance awards are contractual rights to receive a range of shares of our common stock, cash, or a combination of cash and shares, in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these Awards. Conditions applicable to restricted stock, deferred stock, DSUs, RSUs and performance awards may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

Stock Payments. Stock payments are Awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive Awards.

Dividend Equivalent Rights. Dividend equivalent rights represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with Awards other than stock options or SARs. Dividend equivalents are credited as of dividend payment dates during the period between the date an Award is granted and the date such Award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents with respect to an Award with performance- based vesting that are based on dividends paid prior to the vesting of such Award will only be paid to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

Performance Awards

All Awards may be granted as performance awards (in addition to those identified above as performance awards), meaning that any such Award will be subject to vesting and/or payment based on the attainment of specified performance goals. The plan administrator will determine whether performance awards are intended to constitute “qualified performance-based compensation” (“QPBC”) within the meaning of Section 162(m) of the Code, in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m) of the Code.

Section 162(m) of the Code imposes a $1,000,000 cap on the compensation deduction that we may take in respect of compensation paid to each “covered employee” (which currently includes our chief executive officer and our next three most highly compensated employees other than our chief financial officer), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. In order to constitute QPBC under Section 162(m) of the Code, in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by the Committee during the first ninety days of the relevant performance period and linked to the performance criteria provided for in the 2011 Plan.

For purposes of the 2011 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (i) earnings before interest, taxes, depreciation, rent and amortization expenses (“EBITDAR”); (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iii) earnings before interest and taxes (“EBIT”); (iv) EBITDAR, EBITDA, EBIT or earnings before taxes and unusual, special or nonrecurring items as measured either against the annual budget or as a ratio to revenue or return on total capital; (v) net earnings; (vi) earnings per share; (vii) net income (before or after taxes); (viii) profit margin; (ix) operating margin; (x) operating income; (xi) net operating income; (xii) net operating income after taxes; (xiii) growth; (xiv) net worth; (xv) cash flow; (xvi) cash flow per share; (xvii) total stockholder return; (xviii) return on capital, assets, equity or investment; (xix) stock price performance; (xx) revenues; (xxi) revenues per available seat mile; (xxii) costs; (xxiii) costs per available seat mile; (xxiv) working capital; (xxv) capital expenditures or statistics; (xxvi) improvements in capital structure; (xxvii) economic value added; (xxviii) industry indices; (xxix) regulatory ratings; (xxx) customer satisfaction ratings; (xxxi) expenses and expense ratio management; (xxxii) debt reduction; (xxxiii) profitability of an identifiable business unit or product; (xxxiv) levels of expense, cost or liability by category, operating unit or any other delineation; (xxxv) implementation or completion of projects or processes; (xxxvi) combination of airline operating certificates within a specified period; (xxxvii) measures of operational performance (including, without limitation, U.S. Department of Transportation performance rankings in operational areas), quality, safety, productivity or process improvement; or (xxxviii) measures of employee satisfaction or employee engagement, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices or, where applicable, on a per-share or per seat-mile basis. The 2011 Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC Awards.

Certain Transactions

The plan administrator has broad discretion to equitably adjust the provisions of the 2011 Plan, as well as the terms and conditions of existing and future Awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2011 Plan and outstanding Awards. In the event of a Change in Control or Corporate Event (as each term is defined in the 2011 Plan) of the Company, then the Committee (or the Board of Directors, as applicable) may take any actions with respect to outstanding Awards as it deems appropriate, consistent with applicable provisions of the Code and any applicable federal or state securities laws.

Transferability; Participant Payments

With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, Awards are generally non- transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with Awards, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

The Board of Directors may amend or terminate the 2011 Plan at any time; however, except in connection with certain changes in capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2011 Plan or “reprices” any stock option or SAR (including cancellation of any stock option or SAR in exchange for cash or another Award when the stock option or SAR price per share exceeds the fair market value of the underlying shares). No Award may be granted pursuant to the 2011 Plan after the tenth anniversary of the date on which we adopt the 2011 Plan.

Federal Income Tax Consequences	The following is a general summary under current law of the material federal income tax consequences to participants in the 2011 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes, are not discussed.

Incentive Stock Options

The grant of an ISO will not be a taxable event for the grantee or result in a business expense deduction for us. A grantee will not recognize taxable income upon exercise of an ISO (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an ISO will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an ISO, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months prior to the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be a capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Code and to certain reporting requirements.

Non-Qualified Options

The grant of a NSO will not be a taxable event for the grantee or result in a compensation expense deduction for us. Upon exercising a NSO, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a NSO, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and, subject to the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Other Awards

The current federal income tax consequences of other grants authorized under the 2011 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); deferred stock, DSUs, RSUs, dividend equivalent rights, stock payment awards, performance awards and performance share awards are generally subject to tax at the time of payment. Compensation effectively deferred is taxed when paid (other than employment taxes which are generally paid at the time such compensation is deferred or vested). In each of the foregoing cases, we will generally have a corresponding deduction at the time the grantee recognizes income, subject to Section 162(m) with respect to covered employees.

Section 409A of the Code

Certain types of Awards, including, but not limited to RSUs and DSUs, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such Awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and potentially, interest). To the extent applicable, the 2011 Plan and Awards are intended to be structured and interpreted to comply with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.

Section 162(m) of the Code

In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “performance- based” compensation. Stock options and SARs will satisfy the “performance- based” exception if (a) the Awards are made by a qualifying compensation committee, (b) the plan sets the maximum number of shares that can be granted to any person within a specified period and (c) the compensation is based solely on an increase in the stock price after the grant date. The 2011 Plan is intended to permit the plan administrator to grant stock options and SARs which will qualify as “performance-based compensation.” In addition, other performance-based awards under the 2011 Plan may be intended to constitute QPBC, as discussed above.

New Plan Benefits	Future benefits under the 2011 Plan for executive officers, non-executive officer employees and non-employee directors are discretionary and therefore are not currently determinable. Also see “Director Compensation — Equity Compensation Awards.”

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the 2011 Incentive Award Plan.

PROPOSAL 4 — ADVISORY VOTE RELATING TO EXECUTIVE COMPENSATION

Advisory Vote Relating to Executive Compensation	The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The Compensation and Human Resources Committee and the Board of Directors believe that our compensation practices align our executive compensation structure with our stockholders’ interests and current market practices. Our compensation strategy is designed to provide a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also align employee contributions with our corporate objectives and stockholder interests. Our compensation programs are designed to be flexible and complementary and to collectively meet our compensation objectives.

Highlights of our program include:

• A commitment to pay-for-performance with a substantial portion of each named executive officer’s compensation being “at-risk” and subject to important performance measures aligned with stockholder interests;

• A compensation package that focuses on both short and long-term goals, encouraging executives to focus on the success of the company both during the immediate fiscal year and for the future;

• Consistent with our focus on maintaining a cost advantage versus our principal competitors, compensation that is targeted below that of the other large network airlines. For instance, for 2010, total compensation for our CEO was 54 percent below the median of CEO total compensation reported by American Airlines for 2010, United Airlines for 2010, and Delta Air Lines for 2009, and 37 percent lower than the lowest of those three carriers; and

• A continued commitment to good compensation governance practices where compensation packages are consistent with market practice and are reasonable in light of our and each individual officer’s performance.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement for more information about our compensation practices which reflect our compensation philosophy.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers pursuant to the compensation disclosure rules of the SEC as described in the Compensation Discussion and Analysis, the compensation tables, narrative discussion and any related material disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation and Human Resources Committee or our Board of Directors. Our Board of Directors and our Compensation and Human Resources Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when making future decisions about the Company’s executive compensation.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL 5 — ADVISORY VOTE RELATING TO FREQUENCY
OF EXECUTIVE COMPENSATION ADVISORY VOTE

Advisory Vote Relating to Frequency of Executive Compensation	The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek a non-binding, advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.
Advisory Vote
Our Board of Directors has determined that holding a “say-on-pay” vote on executive compensation every year is the most appropriate alternative for the Company, and therefore recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an advisory vote every year on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an advisory vote every year on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

The frequency vote on executive compensation is advisory and therefore not binding on the Company, the Compensation and Human Resources Committee or our Board of Directors. Our Board of Directors and our Compensation and Human Resources Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when determining how often the Company should submit to stockholders an advisory vote to approve the compensation of its named executive officers.

The Board of Directors unanimously recommends the approval of an advisory vote on executive compensation to be held “EVERY YEAR.”

PROPOSAL 6 — STOCKHOLDER PROPOSAL RELATING TO CUMULATIVE VOTING

Stockholder Proposal Relating to Cumulative Voting	Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia, N.W., Suite 215, Washington, D.C. 20037, who is the beneficial owner of 2,000 shares of our common stock upon submission of this proposal, has advised us of her intention to introduce the following resolution at the Annual Meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of at least a majority of the shares of common stock, present in person or represented by proxy at the Annual Meeting and entitled to vote.

RESOLVED: “That the stockholders of U.S. Airways, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or two or more of them as he or she see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“A Director elected through cumulative voting might be more inclined to select an annual meeting date which does not conflict with the annual meeting date of other airlines or other corporations.”

“Last year the owners of 25,548,042 shares, representing approximately 24% of shares voting voted for my similar resolution.”

“If you AGREE, please mark your proxy FOR this resolution.”

Our Response to the Stockholder Proposal	Our Board of Directors recommends that our stockholders vote against Proposal 6. Our present system for election of directors, which is like that of most major publicly traded corporations, provides that each share of common stock is entitled one vote for each nominee for director. This system allows all stockholders to vote on the basis of their share ownership. Our Board of Directors believes this voting system is the most fair and the most likely to produce an effective board of directors that will represent the interests of all of our stockholders.

In contrast, cumulative voting could promote special interest representation on the Board of Directors and would permit stockholders representing less than a majority of all shares to elect a director. This proposal would potentially allow a small stockholder group to have a disproportionate effect on the election of directors, possibly leading to the election of directors who advocate the positions of the groups responsible for their election rather than positions which are in the best interests of all stockholders. The Board believes that no director should represent or favor the interests of any one stockholder or a limited group of stockholders. Rather, every director must represent the stockholders as a whole. The Board of Directors feels strongly that it is the duty of each director to administer our business and affairs for the benefit of all stockholders. In addition, the support by directors of the special interests of the constituencies that elected them could create partisanship and divisiveness among members of the Board of Directors and impair the Board’s ability to operate effectively as a governing body, to the detriment of all stockholders. For these reasons, cumulative voting also may interfere with the Corporate Governance and Nominating Committee’s efforts to develop and maintain a Board of Directors possessing the wide range of skills, characteristics and experience necessary to best serve all stockholders’ interests.

Our Board of Directors has taken a number of steps to achieve greater accountability to stockholders, and it does not believe cumulative voting is necessary or enhances that accountability. Currently, all but one of our directors is independent. Our Board of Directors has a robust process to ensure the nomination and election of independent directors. Procedures adopted by the Corporate Governance and Nominating Committee, which itself is composed solely of independent directors, include an examination of the candidate’s qualifications in light of our standards for overall structure and composition of the Board and the minimum director qualifications set forth in our Corporate Governance Guidelines and the Corporate Governance and Nominating Committee’s charter and the candidate’s independence as set forth in SEC rules and regulations and the NYSE listing standards. In addition, in February 2011, our Board of Directors amended our bylaws to adopt a majority voting standard for the election of directors in uncontested elections.

The proponent of this proposal has offered no evidence that cumulative voting would produce a more qualified or effective Board of Directors. Accordingly, the Board believes the present method of voting best promotes the election of directors who will represent the interests of our stockholders as a whole.

The Board of Directors unanimously recommends that the stockholders vote “AGAINST” the stockholder proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 11, 2011, by (1) each of our directors and nominees for director, (2) each of the individuals named in the Summary Compensation Table in this Proxy Statement and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown, except as otherwise noted.

	Common Stock
	Beneficially Owned(1)
Name of Beneficial Owner and	Amount and Nature		Percent
Relationship to Company	of Beneficial Ownership		of Class

W. Douglas Parker	985,680	(2)	*
Chairman of the Board and Chief Executive Officer
J. Scott Kirby	128,440	(3)	*
President
Robert D. Isom, Jr.	20,529	(4)	*
Executive Vice President and Chief Operating Officer
Stephen L. Johnson	—	(5)	*
Executive Vice President — Corporate and Government Affairs
Derek J. Kerr	5,602	(6)	*
Executive Vice President and Chief Financial Officer
Herbert M. Baum	58,120	(7)	*
Director
Matthew J. Hart	43,264	(8)	*
Director
Richard C. Kraemer	72,673	(9)	*
Director
Cheryl G. Krongard	39,558	(10)	*
Director
Bruce R. Lakefield	39,558	(11)	*
Vice Chairman and Director
Denise M. O’Leary	57,376	(12)	*
Director
George M. Philip	39,558	(13)	*
Director
J. Steven Whisler	41,779	(14)	*
Director
All directors and executive officers as a group (14 persons)	1,537,421	(15)	*

*	Represents less than one percent of the outstanding shares of our common stock.

(1)	Beneficial ownership as reported in the table has been determined in accordance with SEC rules and regulations and includes shares of our common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of April 11, 2011 and restricted stock units, or RSUs, that vest within 60 days of April 11, 2011. Pursuant to SEC rules and regulations, all shares not currently outstanding which are subject to stock options exercisable within 60 days of April 11, 2011 and RSUs that vest within 60 days of April 11, 2011, are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder thereof but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder. Beneficial ownership as reported in the table excludes shares of our common stock that may be issued upon the exercise of stock appreciation rights, or SARs, that are exercisable within 60 days of April 11, 2011. The number of shares that will be received upon exercise of such SARs is not currently determinable and therefore is not included in the table above because each SAR gives the holder the right to receive the excess of the market price of one share of stock at the exercise date over the exercise price, which is not determinable until the date of exercise.

(2)	Includes 452,896 shares held directly, 515,625 shares underlying stock options and 17,159 shares underlying vested RSUs. Excludes the following SARs: (a) 196,000 SARs at an exercise price of $19.30; (b) 120,000 SARs at an exercise price of $38.44; (c) 90,000 SARs at an exercise price of $45.01; (d) 196,820 SARs at an exercise price of $8.84; (e) 183,333 SARs at an exercise price of $6.70; (f) 566,000 SARs at an exercise price of $3.10; and (g) 77,020 SARs at an exercise price of $7.42.

(3)	Includes 75,287 shares held directly, 41,250 shares underlying stock options and 11,903 shares underlying vested RSUs. Excludes the following SARs: (a) 165,000 SARs at an exercise price of $19.30; (b) 36,000 SARs at an exercise price of $38.44; (c) 75,000 SARs at an exercise price of $46.11; (d) 63,000 SARs at an exercise price of $45.01; (e) 136,530 SARs at an exercise price of $8.84; (f) 119,170 SARs at an exercise price of $6.70; (g) 392,667 SARs at an exercise price of $3.10; and (h) 53,434 SARs at an exercise price of $7.42.

(4)	Includes 11,666 shares held directly and 8,863 shares underlying vested RSUs. Excludes the following SARs: (a) 70,000 SARs at an exercise price of $31.14; (b) 101,630 SARs at an exercise price of $8.84; (c) 95,903 SARs at an exercise price of $6.70; and (d) 146,000 SARs at an exercise price of $3.10.

(5)	Excludes the following SARs: (a) 116,667 SARs at an exercise price of $2.80; and (b) 183,333 SARs at an exercise price of $3.10.

(6)	Includes 5,602 shares underlying vested RSUs. Excludes 3,333 shares underlying unvested RSUs. Excludes the following SARs: (a) 51,500 SARs at an exercise price of $19.30; (b) 12,500 SARs at an exercise price of $38.44; (c) 12,500 SARs at an exercise price of $45.01; (d) 26,020 SARs at an exercise price of $8.84; (e) 34,013 SARs at an exercise price of $6.70; (f) 16,667 SARs at an exercise price of $7.65; and (g) 146,000 SARs at an exercise price of $3.10.

(7)	Includes 33,370 shares held directly and 24,750 shares underlying stock options.

(8)	Includes 32,808 shares held directly, 2,550 shares held indirectly for the benefit of Mr. Hart’s children and 7,906 shares underlying stock options.

(9)	Includes 47,923 shares held directly and 24,750 shares underlying stock options.

(10)	Includes 31,308 shares held directly and 8,250 shares underlying stock options.

(11)	Includes 31,308 shares held directly and 8,250 shares underlying stock options.

(12)	Includes 32,626 shares held directly and 24,750 shares underlying stock options.

(13)	Includes 31,308 shares held directly and 8,250 shares underlying stock options.

(14)	Includes 17,029 shares held directly and 24,750 shares underlying stock options.

(15)	Includes 800,544 shares held directly, 2,550 shares held indirectly for the benefit of a director’s children, 688,531 shares underlying stock options and 45,796 shares underlying vested RSUs held by our executive officers and directors as a group. Excludes 9,999 shares underlying unvested RSUs and 3,668,407 SARs.

The following table sets forth information regarding the beneficial ownership of our common stock as of April 11, 2011 for each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock
	Beneficially Owned
	Amount and Nature
Name and Address of Beneficial Owner	of Beneficial Ownership		Percent of Class

FMR, LLC
82 Devonshire Street Boston, MA 02109	23,689,731	(1)	14.6%
Appaloosa Partners, Inc.
51 John F. Kennedy Parkway Short Hills, NJ 07078	11,278,238	(2)	7.0%
BlackRock, Inc.
40 East 52nd Street New York, NY 10022	8,995,058	(3)	5.6%
The Vanguard Group, Inc.
100 Vanguard Boulevard Malvern, PA 19355	8,373,673	(4)	5.2%

(1)	The amount shown and the following information is derived solely from Amendment No. 9 to the Schedule 13G filed by FMR, LLC (“FMR”), reporting beneficial ownership as of December 31, 2010. According to the amended Schedule 13G, FMR has sole dispositive power over 23,689,731 shares and sole voting power over 26,600 shares of our common stock. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 23,665,031 shares, or 14.41%, of the outstanding shares of our common stock as a result of acting as investment adviser to various investment companies (the “Funds”). Each of Edward C. Johnson 3d (Chairman of FMR and FIL, defined below), FMR (through its control of Fidelity) and the Funds has sole power to dispose of the 23,665,031 shares owned by the Funds. Members of Mr. Johnson’s family may be deemed to form a controlling group with respect to FMR. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, is the beneficial owner of 24,700 shares, or 0.02% of the outstanding shares of our common stock. Partnerships controlled predominantly by members of Mr. Johnson’s family, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act.

(2)	The amount shown and the following information is derived solely from the Schedule 13G filed by Appaloosa Partners, Inc., reporting beneficial ownership as of February 4, 2011. The Schedule 13G was filed by and on behalf of Appaloosa Investment Limited Partnership I (“AILP”), Palomino Fund Ltd. (“Palomino”), Thoroughbred Fund L.P. (“TFLP”), Thoroughbred Master Ltd. (“TML”), Appaloosa Management L.P. (“AMLP”), Appaloosa Partners Inc. (“API”) and David A. Tepper (“Mr. Tepper”). Mr. Tepper is the sole stockholder and the President of API. API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interest in, AMLP. AMLP is the general partner of AILP and TFLP, and acts as investment advisor to Palomino and TML. According to the Schedule 13G, AILP, in its capacity as investment advisor, is the beneficial owner of 3,641,517 shares of our common stock and has shared voting power over 3,641,517 shares and shared dispositive power over 3,641,517 shares of our common stock. Palomino is the beneficial owner of 5,291,972 shares of our common stock and has shared voting power over 5,291,972 shares and shared dispositive power over 5,291,972 shares of our common stock. TFLP is the beneficial owner of 1,150,190 shares of our common stock and has shared voting power over 1,150,190 shares and shared dispositive power over 1,150,190 shares of our common stock. TML is the beneficial owner of

1,194,559 shares of our common stock and has shared voting power over 1,194,559 shares and shared dispositive power over 1,194,559 shares of our common stock. AMLP is the beneficial owner of 11,278,238 shares of our common stock and has shared voting power over 11,278,238 shares and shared dispositive power over 11,278,238 shares of our common stock. API is the beneficial owner of 11,278,238 shares of our common stock and has shared voting power over 11,278,238 shares and shared dispositive power over 11,278,238 shares of our common stock. Mr. Tepper is the beneficial owner of 11,278,238 shares of our common stock and has shared voting power over 11,278,238 shares and shared dispositive power over 11,278,238 shares of our common stock.

(3)	The amount shown and the following information is derived solely from Amendment No. 1 to the Schedule 13G filed by BlackRock Inc. (“BlackRock”), reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G, BlackRock, in its capacity as investment advisor, has sole voting power over 8,995,058 shares and sole dispositive power over 8,995,058 shares of our common stock. Various persons have the right to receive of the power to direct the receipt of, dividends from, or the proceeds from the sale of, our common stock.

(4)	The amount shown and the following information is derived solely from the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”), reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G, Vanguard, in its capacity as investment advisor, has sole voting power over 254,361 shares, sole dispositive power over 8,119,312 shares, and shared dispositive power over 254,361 shares of our common stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard is the beneficial owner of 254,361 shares or .15% of our common stock as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

INFORMATION ABOUT OUR BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Corporate Governance Guidelines	Our Board of Directors has adopted Corporate Governance Guidelines, or the Governance Guidelines, to facilitate our mission and to set forth general principles and policies by which the Board of Directors will manage its affairs. The Governance Guidelines are reviewed annually by the Corporate Governance and Nominating Committee. The full text of the Governance Guidelines is posted on our website at www.usairways.com.

Director Independence	The Governance Guidelines contain standards for determining director independence that meet or exceed the existing listing standards adopted by the SEC and NYSE. The Governance Guidelines define an “independent” director as one who:

• the Board has affirmatively determined not to have a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us);

• is not a member of our management or our employee and has not been a member of our management or our employee for a minimum of three years;

• is not, and in the past three years has not been, affiliated with or employed by a present or former auditor of US Airways Group (or of an affiliate);

•   is not, and in the past three years has not been, part of an interlocking directorate in which one of our executive officers serves on the compensation committee of another company that concurrently employs the director;

• has no immediate family members meeting the descriptions set forth in the above bullets; and

• satisfies any additional requirements for independence promulgated from time to time by the NYSE.

The Governance Guidelines also note that the Board will consider all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions we make to organizations with which a director is affiliated and any consulting arrangement between us and a director. The Corporate Governance and Nominating Committee reports annually to the full Board on these matters.

Pursuant to the Governance Guidelines, the Corporate Governance and Nominating Committee and the Board of Directors undertook an annual review of director independence. Based on this review, the Board of Directors affirmatively determined that all of our directors are independent of us and our management under the standards set forth in the Governance Guidelines and under the NYSE listing standards, except for Mr. Parker, our Chairman and Chief Executive Officer. All of the members of the Audit Committee, the Compensation and Human Resources Committee and the Corporate Governance and Nominating Committee are independent under the standards set forth in the Governance Guidelines and under applicable NYSE listing standards.

Board Meetings	The Board of Directors conducts its business through meetings of the full Board and through committees of the Board of Directors. The Board of Directors regularly meets with only non-management directors of the Board present. During 2010, our Board of Directors held thirteen meetings. In 2010, each incumbent director attended at least 94% of the aggregate number of meetings of the Board held during the period for which he or she has been a director and of the committees on which he or she served.

Board Committees	The Board of Directors currently has five standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Labor Committee.

The Audit Committee currently is comprised of four non-employee directors, Messrs. Philip (Chair), Hart and Kraemer and Ms. O’Leary. In 2010, the Audit Committee met ten times. The Audit Committee oversees our internal accounting function and oversees and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. Our Audit Committee is also responsible for reviewing and approving all material transactions with any related party. A copy of the Audit Committee charter is available on our website at www.usairways.com.

The Committee meets the NYSE composition requirements, including the requirements dealing with financial literacy and financial sophistication. The Board of Directors has determined that all members of the Committee are independent directors under the current NYSE listing standards, satisfy the independence requirements of Section 10A of the Exchange Act and Rule 10A-3(b)(1), and are independent within the meaning set forth in our Governance Guidelines. In addition, the Board of Directors has determined that each member of the Committee is an “audit committee financial expert” as defined by the SEC.

The Compensation and Human Resources Committee currently is comprised of four non-employee directors, Messrs. Hart (Chair) and Kraemer and Mses. Krongard and O’Leary. The Compensation and Human Resources Committee met nine times in 2010. The Committee reviews and approves the compensation for our executive officers. The Committee also administers our 2008 Equity Incentive Plan and other employee benefit plans. A copy of the Compensation and Human Resources Committee charter is available on our website at www.usairways.com.

The Board of Directors has determined that all members of the Committee are independent within the meaning of NYSE listing standards and our Governance Guidelines, are “non-employee directors” as defined by Rule 16b-3 under the Exchange Act and are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and related regulations.

Compensation and Human Resources Committee Process for Executive Compensation

Our Compensation and Human Resources Committee’s charter gives the Compensation and Human Resources Committee the authority and responsibility to review and approve our overall compensation strategy and policies, including performance goals for executive officers. The Compensation and Human Resources Committee is responsible for reviewing and approving the compensation and other terms of employment of our Chief Executive Officer and for evaluating his performance. The Committee is also responsible for reviewing and approving the compensation and other terms of employment of the other executive officers, with input from the Chief Executive Officer. The Committee periodically reviews and assesses the performance of our executive officers, with input from individual members of senior management, the full Board of Directors, and any other appropriate persons. The Committee administers our incentive plans and approves awards under those plans, determines the general design of non-executive compensation plans, and makes recommendations to the Board regarding changes to our executive compensation and benefit plans. The Committee is also responsible for oversight of our significant human resources policies, compensation risk management and succession planning, as well as oversight of our workforce diversity.

The Committee has the authority to delegate its duties to subcommittees, but to date has not done so. The Committee has delegated a limited amount of its authority to administer, interpret and amend our general employee benefit plans to our senior-most human resources officer (currently the Executive Vice President — People, Communications and Public Affairs), but did not delegate the authority to approve changes that would materially change the cost of the plans or any authority regarding our incentive compensation plans.

Early in the calendar year, the Committee reviews the annual incentive program results from the prior year, establishes the performance goals for the current year, evaluates our executive officers’ individual performance and approves the Compensation and Human Resources Committee’s report for our proxy statement. In April 2007, the Committee adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity grants, other than new hire, promotion or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Committee or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible. Throughout the year as needed or appropriate, the Committee considers merit increases in base salaries for executive officers, authorizes equity grants associated with internal promotions and new hires of all employees, and approves compensation for internal promotions and new hires of officers. The Committee also monitors and evaluates our benefit plans and agreements with executive officers and management employees throughout the year and recommends adjustments as needed.

The Committee generally receives information from our Chief Executive Officer, our senior-most human resources officer (currently the Executive Vice President — People, Communications and Public Affairs) and compensation consultants engaged by the Committee for its consideration regarding officer compensation. The Committee has sole authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine their compensation. In 2010, the Compensation and Human Resources Committee continued to engage Towers Watson as its independent compensation consultant to assist in administering executive compensation programs. In 2010, the Committee asked Towers Watson to review and provide assistance for the 2010 performance metrics of the incentive compensation plan and long- term incentive plan, as well as counsel in allocating the annual equity grants for 2010. The Committee also used Towers Watson’s services to assist in analyzing other executive compensation matters and provide briefings from time to time on legislative and regulatory matters concerning or related to executive compensation. In 2010, Towers Watson was also engaged by the Company to perform other services that are not part of the executive compensation services provided to the Committee. The Company used Towers Watson as its actuary to measure certain obligations for self-insured employee long-term disability, workers compensation claims and employee postretirement medical benefits. This was performed on an interim and annual basis for financial reporting purposes. Additionally, the Company used Towers Watson as its actuary to annually measure the Company’s obligations related to a defined benefit pension plan covering certain Canadian employees. The total annual expense for this work is approximately $440,000 and is comprised of services previously provided to US Airways by Towers Perrin.

Compensation Committee Interlocks and Insider Participation

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation and Human Resources Committee.

The Corporate Governance and Nominating Committee currently is comprised of four non-employee directors, Messrs. Kraemer (Chair), Baum, Philip and Whisler. The Corporate Governance and Nominating Committee met six times in 2010. The Committee oversees all aspects of our corporate governance functions on behalf of the Board of Directors, including identifying individuals qualified to become Board members; recommending to the Board the selection of director nominees; reviewing and assessing our Governance Guidelines; taking actions with respect to incumbent directors who fail to receive the required vote for re-election in uncontested elections, including accepting or not accepting previously tendered resignations or requesting that such directors submit resignations; and overseeing the monitoring and evaluation of our corporate governance practices. The Committee’s role includes oversight of the procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact corporate governance. A copy of our Corporate Governance and Nominating Committee charter is available on our website at www.usairways.com.

The Board of Directors has determined that all members of the Committee are independent within the meaning of NYSE listing standards and our Governance Guidelines.

Corporate Governance and Nominating Committee Process for Director Compensation

The Corporate Governance and Nominating Committee’s charter gives the committee the authority and responsibility for reviewing the compensation of our non-employee directors and making recommendations regarding changes to the full Board. On an annual basis, the Committee reviews director compensation and determines whether adjustments in compensation levels are needed.

The Corporate Governance and Nominating Committee generally receives proposals and information from our Chief Executive Officer, outside consultants and publications in connection with its review of director compensation. The Committee has authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine their compensation. In 2010, the Committee did not engage an outside compensation consultant.

Director Nominees

Both of the current nominees for director in Class III recommended for election by the stockholders at the 2011 Annual Meeting are current members of the Board. Board effectiveness and the recruitment of directors are overseen by the Corporate Governance and Nominating Committee. In evaluating candidates for director, the Committee considers the qualifications described below. Based on the Committee’s evaluation of each of the current nominees’ qualifications and his or her prior performance as a director, the Committee determined to recommend the two Class III directors for re-election. The Committee received no nominations from stockholders for the 2011 Annual Meeting.

Consistent with its charter, the Committee proposes for nomination existing directors and new candidates who have the highest personal and professional integrity, have demonstrated exceptional intelligence and judgment, have proven leadership skills, who are committed to the Company’s success, and have the ability to work effectively with our Chief Executive Officer and other members of our Board of Directors. Also, a nominee must possess skills, experience and expertise appropriate to best serve the long-term financial interests of our stockholders.

Our Board currently includes a group of individuals who have demonstrated success and leadership in a variety of fields and endeavors, with a broad diversity of experience, professions, skills, expertise, education, geographic representation and backgrounds. Importantly, the Board includes, and the Committee continues to seek, individuals with a diversity of opinions, personal experiences and perspectives, and believes our Board of Directors does, and should continue to, be comprised of persons who can contribute experience in public company board service and areas such as strategic planning, leadership of large, complex organizations, mergers and acquisitions, finance, risk management, customer service, consumer marketing, labor relations, human resources, leadership assessment and diversity, safety, investing, information technology and community service. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Our Corporate Governance Guidelines specify that it is the Board’s objective that the Board be composed of individuals who have, among other things, a diversity of skills, expertise and perspective appropriate for the business and operation of the Company. The

Committee believes that the backgrounds and qualifications of our directors provide a significant mix of those experiences, expertise and abilities. Once a year, the Committee evaluates the performance of the Board of Directors and Committees in an effort to facilitate the continuous improvement of the Board as well as to assess the specific qualifications, experiences and perspectives of future director candidates that would be most valuable and impactful to the Company’s success.

In accordance with NYSE listing standards, the Board of Directors ensures that at least a majority of our Board of Directors is independent under the NYSE definition of independence, and that the members of the Board of Directors, as a group, maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Human Resources and Corporate Governance and Nominating Committees.

In 2010, the Corporate Governance and Nominating Committee retained Spencer Stuart, an executive search firm, for assistance in identifying and/or evaluating potential director nominees.

Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information and business qualifications, and any other information as required by our Amended and Restated Bylaws, to Richard C. Kraemer, Chairman of the Corporate Governance and Nominating Committee, US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee if nominated by the Corporate Governance and Nominating Committee and to serve as a director, if elected. Our Amended and Restated Bylaws require that written recommendations be received by us no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the 2012 Annual Meeting of Stockholders, notice must be delivered no sooner than February 10, 2012, and no later than March 11, 2012. All qualified submissions are reviewed by the Committee at the next appropriate meeting. The Committee has a policy of considering candidates who are nominated by stockholders for membership to the Board of Directors in the same manner as candidates recommended by members of the Board of Directors.

The Finance Committee currently is comprised of five non-employee directors, Messrs. Lakefield (Chair), Baum, Hart and Whisler, and Ms. Krongard. The Finance Committee met seven times in 2010. The Committee assists the Board of Directors through oversight of our financial affairs, and recommends to the Board financial policies and courses of action, including operating and capital budgets, to accommodate our goals and operating strategies. A copy of our Finance Committee charter is available on our website at www.usairways.com.

The Labor Committee currently is comprised of Messrs. Parker (Chair), Baum and Lakefield. The Labor Committee met five times in 2010. The Committee meets with representatives of our labor organizations to discuss ideas and concerns of the labor organizations. A copy of our Labor Committee charter is available on our website at www.usairways.com.

Board Leadership and Structure	We have combined the roles of Chairman of the Board of Directors and Chief Executive Officer because we believe that to be the most advantageous leadership structure for our Company and the structure which strikes the appropriate balance between effective and efficient Company leadership and oversight by non- management directors.

The leadership of our Board of Directors is the responsibility of our Chairman of the Board and Chief Executive Officer, W. Douglas Parker. In addition, Richard C. Kraemer, in his capacity as Chairman of the Corporate Governance and Nominating Committee, has responsibility for a number of leadership duties including: coordinating agendas for and presiding over regular meetings of the non-management directors of the Board;

communicating with Mr. Parker following those executive sessions and facilitating other communications between the Board and Mr. Parker; coordinating the annual evaluation of the Board and its Committees and communicating the results of those evaluations; coordinating recommendations by the Corporate Governance and Nominating Committee for the assignment of directors to the Board’s Committees; discussing the nomination of each continuing director in advance of the end of that director’s term; and leading the effort to recruit new directors. We believe that this leadership structure is in the best interests of the Company and our stockholders.

We believe our current Board leadership structure is optimal for us because it demonstrates strong and experienced leadership to our stockholders, employees, customers and other stakeholders, with a single person setting the tone and having primary responsibility for managing our strategy and operations. Mr. Parker brings to the Company a comprehensive knowledge of the Company’s business, a unique combination of financial, marketing, human resources and labor relations expertise and leadership skills, mergers and acquisitions experience, nearly quarter century of experience in the airline industry, 16 years experience as a senior airline executive charged with developing and executing America West’s and the Company’s strategies, almost ten years of experience as the Chairman and Chief Executive Officer of America West and the Company, and service as a director of another large public company.

In his position as Chief Executive Officer, Mr. Parker has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board, presides over its meetings and communicates its recommendations, decisions and guidance to the other members of senior management. The Board believes that the combination of these two roles with Mr. Parker provides consistent communication and coordination throughout the organization, an effective and efficient implementation of corporate strategy, and is important in unifying the Company’s employees behind a single vision. In addition, Mr. Parker is the most knowledgeable member of the Board regarding the Company’s business, challenges and the risks the Company faces, and in his role as Chairman, is able to most effectively facilitate the Board’s oversight of those matters.

The Board believes our combined leadership structure is appropriately balanced by the independence of eight of our nine directors (Mr. Parker is the only director who is not independent), each with significant experience as a director of the Company and working in leadership roles at public companies and other large, complex organizations; the four principal Committees of the Board, each of which is chaired by an independent director; and the role of Mr. Kraemer as Chairman of the Corporate Governance and Nominating Committee.

Board Self-Evaluation	The Corporate Governance and Nominating Committee conducts an annual assessment of the performance of the Board of Directors, including Board Committees, and provides the results to the full Board for discussion. The purpose of the review is to increase the effectiveness of our Board of Directors as a whole and of each of our Committees. The assessment includes evaluation of the Board of Directors and each Committee’s contribution as a whole, specific areas in which the Board of Directors, the Committee and/or management believe better contributions could be made, and overall Board and Committee composition and makeup.

Code of Ethics	All of our employees, including our principal executive officer, our principal financial and accounting officer, and our directors are required by our Code of Business Conduct and Ethics, or Code of Ethics, to conduct our business in the highest legal and ethical manner. Our Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of SEC Regulation S-K and the requirements of a code of business conduct and ethics under NYSE listing standards. The full text of our Code of Ethics is available on our website at www.usairways.com under the links “Company info” — “About US” — “Investor relations” — “Corporate governance.” We will also provide a copy of our Code of Ethics to stockholders, free of charge, upon request to our Corporate Secretary. We intend to post amendments to or waivers from the Code of Ethics as required by applicable SEC and NYSE rules at this location on our website.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Board of Directors Role in Risk Oversight	Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors, either directly or through one or more of its Committees, reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. We have not established a separate risk committee because our Board believes that the most significant risks faced by our company (e.g., general economic conditions, fuel prices and the industry competitive environment) are most properly addressed by the full Board.

The Board administers its risk oversight function and meets with management at least five times per year to receive updates with respect to our operations, business strategies and the monitoring of related risks. As an element of this function, the Board supervised the preparation of a comprehensive risk study which was prepared to help mitigate enterprise wide risk and enhance risk management. The study will be updated periodically as appropriate to assist the Board’s continuing oversight of risk management. Our Executive Vice President — Corporate and Government Affairs is tasked with coordinating and supporting the Board’s and the Committee’s oversight of risk management generally. In respect of certain issues, the Board also oversees directly or delegates oversight to Board Committees, and is supported by other members of senior management, in respect of selected elements of risk:

•   The Board directly oversees the management of several important risks faced by the Company including risks associated with the day-to-day operation of the airline and the interruption of airline service, airline market perception, revenue production, the Company’s information technology systems, political developments and industry regulation, environmental compliance and labor issues and costs.

•   Our Audit Committee oversees financial risk exposures, including monitoring the integrity of the financial statements, internal controls over financial reporting, and the independence of the independent auditor of the Company, and meets at least five times per year with our internal auditors, independent auditors, Chief Financial Officer, Vice President and Controller, and legal advisors. The Audit Committee receives regular risk and internal controls assessment reports from the Company’s independent auditors and internal auditors. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to legal exposures and compliance with regulatory matters related to the preparation of the Company’s financial statements. The Audit Committee also monitors our whistleblower hot line with respect to financial reporting matters.

•   Our Finance Committee oversees financial, credit, debt covenant, liquidity and fuel price risk by working with our finance and treasury functions to evaluate elements of financial risk, monitor debt covenant compliance and advise on financial strategy, capital structure, long-term liquidity needs and the implementation of risk mitigation strategies. Our Chief Financial Officer and Treasurer meet five times per year with our Finance Committee to discuss and advise on elements of these risks.

•   Our Corporate Governance and Nominating Committee oversees governance related risks by working with our Chief Executive Officer, Executive Vice President — Corporate and Government Affairs and outside counsel to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board Committees. The Corporate Governance and Nominating Committee meets five times a year with those executives to monitor and advise regarding those risks.

•   Our Compensation and Human Resources Committee oversees risk management by participating in the creation of, and approving, compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy as is further described in “Risk Assessment with Respect to Compensation Practices” below. The Compensation and Human Resources Committee also works with our Chief Executive Officer and Executive Vice President — People, Communications and Public Affairs to oversee risks associated with the retention of the Company’s most senior executives. The Committee meets five times a year with those executives to monitor and advise regarding those risks.

Risk Assessment with Respect to Compensation Practices	Our management and the Compensation and Human Resources Committee have reviewed the Company’s compensation policies and practices for our employees as they relate to our risk management and, based upon these reviews, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company in the future. Our basis for this conclusion includes that our compensation programs, and especially our executive compensation programs, are designed to include the following features:

•   Compensation payments are subject to maximums or guidelines as contrasted with purely discretionary pay-out decisions. While our annual cash incentive program and annual equity grants do include an individual modifier component, those are subject to maximums and can only be implemented upon approval by the Compensation and Human Resources Committee.

•   Cash bonus and equity compensation plans contain defined, overlapping and concurrent performance or vesting periods which are intended to extend the measurement of pre- defined goals for long term results versus short term results.

•   Our incentive compensation plans include a diverse and blended set of pre-established goals and metrics that focus on a variety of areas across the Company, including financial, operational, total shareholder return and the achievement of individual goals. In addition, the goals established in our executive compensation programs are not subject to mid-period adjustment. Our all-employee incentive compensation program is also not subject to mid-year adjustment.

•   While the Company’s operational goals could drive significant short-term compensation, these are balanced by other programs that are designed to deliver longer- term compensation (for example, total shareholder return over a longer period of time and equity appreciation over a longer period of time). In addition, the Company’s achievement of operational goals to the detriment of financials goals is intended to be avoided by more heavily weighting senior executive compensation to financial goal achievement and equity-linked compensation.

• Incentive compensation payments or awards are made at a reasonable period after the end of the performance period, and routinely at the same time each year.

• Actual Company performance results are reviewed and verified by a variety of departments (including finance, human resources, internal audit and legal) and are also reviewed by the Company’s external advisors. These results are reported to the Compensation and Human Resources Committee, the Audit Committee and the Board of Directors.

•   We have in place a “claw- back” policy in accordance with the Sarbanes- Oxley Act, and plan to further amend that policy to comply with the requirements of the Dodd-Frank Act upon the SEC completing the rulemaking process required by the statute.

•   We have in place a policy which prohibits trading activity in our stock by employees deemed improperly risky, including short-term trading, short sales, trading in publicly- traded options and hedging transactions.

•   There is no individual business unit within the Company that carries a significant portion of the Company’s risk profile or which has compensation that is structured differently than other business units within the Company.

Annual Meeting Attendance	All of our directors attended the 2010 Annual Meeting of Stockholders held on June 10, 2010. We do not have a policy regarding our directors’ attendance at our Annual Meetings.

Communications with the Board and Non- Management Directors	Stockholders and other interested parties may communicate directly with any of our senior management, the members of the Board of Directors or any Chairman of a Board Committee, including Richard C. Kraemer, the Chairman of our Corporate Governance and Nominating Committee, by writing directly to those individuals at our principal executive office at 111 West Rio Salado Parkway, Tempe, Arizona 85281. Stockholder communications related to director candidate recommendations should be directed to Mr. Kraemer. In addition, any concerns related to our financial or accounting practices may be communicated directly to George M. Philip, the Chairman of the Audit Committee, at the same address.

DIRECTOR COMPENSATION

The table below sets forth information regarding compensation paid to our non-employee directors in 2010. The compensation elements are described in the narrative following the table.

	Fees Earned
	or Paid	Stock	All Other
	in Cash	Awards	Compensation	Total
Name (1)	($)	($) (2)	($) (3)	($)
Herbert M. Baum	50,000	60,000	10,246	120,246
Matthew J. Hart	51,000	60,000	30,682	141,682
Richard C. Kraemer	61,000	60,000	30,257	151,257
Cheryl G. Krongard	48,000	60,000	11,623	119,623
Bruce R. Lakefield	47,000	60,000	9,736	116,736
Denise M. O’Leary	51,000	60,000	11,692	122,692
George M. Philip	58,000	60,000	4,501	122,501
J. Steven Whisler	47,000	60,000	8,202	115,202

(1)	The aggregate number of option awards outstanding for each of the directors at December 31, 2010 was as follows:

Name	Options
Herbert M. Baum	24,750
Matthew J. Hart	7,906
Richard C. Kraemer	25,987
Cheryl G. Krongard	8,250
Bruce R. Lakefield	8,250
Denise M. O’Leary	25,987
George M. Philip	8,250
J. Steven Whisler	27,224

(2)	Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with Statement of Financial Accounting Standard Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” or ASC Topic 718, of fully vested share awards granted in 2010. The grant date fair value, as calculated in accordance with ASC Topic 718, of fully vested share awards is equal to the closing price of US Airways Group common stock on the date of grant.

(3)	Includes the value of travel benefits received in 2010, tax gross up amounts received in 2010 for travel benefits used in 2009, and insurance premiums paid under the charitable contribution program described below as follows:

	Travel	Tax	Insurance
Name	Benefits	Gross-Up	Premiums
Herbert M. Baum	$3,276	$730	$6,240
Matthew J. Hart	$3,711	$2,847	$24,124
Richard C. Kraemer	$10,753	$7,488	$12,016
Cheryl G. Krongard	$6,730	$4,893	$0
Bruce R. Lakefield	$5,359	$4,377	$0
Denise M. O’Leary	$3,761	$3,965	$3,966
George M. Philip	$3,160	$1,341	$0
J. Steven Whisler	$2,420	$1,816	$3,966

Board of Director Fees	Non-employee directors of US Airways Group are paid an annual retainer of $20,000 in cash in four quarterly payments, plus $1,000 for each Board or committee meeting attended in person or by telephone. In addition, non-employee directors who serve as committee chairs, other than the audit committee, receive an additional annual retainer of $4,000. The audit committee chair receives an additional annual retainer of $10,000. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with Company business. Directors who are employees of US Airways Group receive no directors’ fees.

Equity Compensation Awards	In November 2008, the Corporate Governance and Nominating Committee recommended to the Board, and the Board approved, a director compensation policy regarding the annual equity grant we make to our non-employee directors. The policy provides that each incumbent non-employee director receives, in accordance with the terms of the US Airways Group, Inc. 2008 Equity Incentive Plan and subject to the discretion of the Board, an annual equity award of fully vested shares of common stock following each annual meeting of stockholders, with such shares having an aggregate fair market value on the date of grant of $60,000, rounded down to the next whole number of shares. The Committee believes that by granting shares of the Company’s common stock (instead of issuing stock options as had been the practice in the past), moving to a fixed dollar amount of equity compensation, and establishing requirements for ownership of equity by our directors, we have made the equity component of our directors’ compensation consistent with current best practices and further aligned our program with the interests of our stockholders. The changes to our program were also designed to ensure that we are competitive with other airlines and public companies with similar size to allow us to most effectively retain and recruit qualified Board members.

Travel Benefits	Our non-employee directors and their immediate family members, including dependent children, are provided free transportation on US Airways and US Airways Express, along with reimbursement for federal and state income taxes in connection with that travel. Each non-employee director is responsible for reimbursing our company for any international taxes and fees US Airways is required to pay related to international travel. Non-employee directors are also granted 12 roundtrip or 24 one-way passes each year for free transportation on US Airways and US Airways Express (along with reimbursement of related taxes) that they may distribute to non-eligible family and non-family members, and have access to our lounges in various airports.

Upon separation of service, our non-employee directors continue to receive the same travel benefits for a period of five years, if they served at least two years on the Board, or for their lifetime, if they served at least seven years on the Board. These post-separation travel benefits, however, do not include reimbursement for federal and state income taxes in connection with the travel. In addition, the post-separation travel benefits are suspended as to a former director if, and for such time as, such former director is an employee, director, ten percent or more stockholder of, or partner in, or a consultant to, any other airline.

Stock Ownership Guidelines	Effective June 11, 2008, the date of the 2008 annual grant of equity awards, each incumbent non-employee director became required to retain, until his or her completion of service with our Board, a number of shares of our common stock equal to at least 50% of the cumulative shares of common stock granted to that director pursuant to the annual equity award granted through September 2010. Similarly, any new non-employee director who joins the Board after June 11, 2008 will be required to retain at least 50% of the cumulative shares of common stock granted to that director in the form of equity awards in his or her first three years of service.

Directors’ Charitable Contribution Program	America West previously maintained the America West Directors’ Charitable Contribution Program under which all directors of America West were invited to participate. Under the Charitable Contribution Program, upon the death of a participant, America West (or its successor) is required to donate $1 million to one or more qualifying charitable organizations chosen by the participant. A director has to be vested in the Charitable Contribution Program in order for his or her designated recipient to receive a donation. All participants serving as directors of America West at the time of the merger became vested in the Charitable Contribution Program, and the Charitable Contribution Program may not be terminated with respect to these individuals. Current directors who are participants in the Charitable Contribution

Program include: Ms. O’Leary and Messrs. Baum, Hart, Kraemer, Parker and Whisler. The charitable contributions will be substantially funded by life insurance proceeds from policies maintained by us on the lives of the participants. Under the terms of the Charitable Contribution Program, America West was allowed to place joint life insurance on two directors. The life insurance policies currently in place under the Charitable Contribution Program are structured as joint policies on the lives of two directors and the insurance benefits are payable at the death of the last survivor. Individual directors derive no direct financial benefit from the Charitable Contribution Program because all insurance proceeds are to be paid and all tax deductions for the charitable contributions accrue solely to us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions	Other than compensation and other arrangements described under “Director Compensation,” “Executive Compensation” and as set forth below, since January 1, 2010, there was not, nor is there currently planned, any transaction or series of similar transactions to which we were or will be a party (a) in which the amount involved exceeded or will exceed $120,000, and (b) in which any director, nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We have entered into indemnity agreements with our officers and directors that provide, among other things, that we will indemnify each such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of US Airways Group or its subsidiaries.

Policies and Procedures For Review and Approval of Related Person Transactions	We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of US Airways Group, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which US Airways Group participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of our directors or executive officers, certain of our stockholders and immediate family members of any of the above persons. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of US Airways Group. Our Code of Ethics requires all employees, including our principal executive officer, principal financial officer and principal accounting officer, and our directors, who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, to the Compliance Officer or to the Executive Vice President — Corporate and Government Affairs. Once a personnel supervisor, the Compliance Officer or the Executive Vice President — Corporate and Government Affairs receives notice of a conflict of interest, they will report the relevant facts to our internal auditors. The internal auditors will then consult with the Audit Committee and a determination will be made as to whether the activity is permissible. The full text of our Code of Ethics is available on our website at www.usairways.com under the links “Company info” — “About US” — “Investor relations” — “Corporate governance.”

In addition to the reporting requirements under the Code of Ethics, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying the transactions with us in which the officer or director or their family members have an interest, if any. A list is then maintained by us of all companies known to us that are affiliated with a related person. Any potential transactions with such companies or other related person transactions are reviewed by our Executive Vice President — Corporate and Government Affairs and brought to the attention of the Audit Committee as appropriate. Our Audit Committee is responsible for reviewing and approving all material transactions with any related party.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2010, or Audited Financial Statements.

The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm for the fiscal year ending December 31, 2010, the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, “Communication with Audit Committees” and Rule 2-07 of Regulation S-X, “Communication with Audit Committees.”

The Audit Committee has received the written disclosures and the letter from KPMG LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee that might bear on the firm’s independence, and has discussed with KPMG LLP its independence and has considered the compatibility of the non-audit services provided by KPMG LLP with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Respectfully submitted,

Audit Committee

George M. Philip (Chair)
Matthew J. Hart
Richard C. Kraemer
Denise M. O’Leary

This report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis	This section discusses the principles underlying our compensation policies of our executive officers who are named in the “Summary Compensation Table. Our “named executive officers” for 2010 are W. Douglas Parker, Chairman of the Board and Chief Executive Officer; J. Scott Kirby, President; Robert D. Isom, Jr., Executive Vice President and Chief Operating Officer; Stephen L. Johnson, Executive Vice President — Corporate and Government Affairs; and Derek J. Kerr, Executive Vice President and Chief Financial Officer.

Our compensation strategy is designed to provide a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also align employee contributions with our corporate objectives and stockholder interests. Our compensation programs are designed to be flexible and complementary and to collectively meet the compensation objectives discussed below.

Executive Summary	Significant 2010 Business Results and Actions. In fiscal year 2010 the Company achieved the following significant financial and operational results:

•	We reported a net profit of $447 million excluding special items for fiscal year 2010, which represents the Company’s second highest profit in our history and a nearly $1 billion improvement over 2009 when we reported a net loss of $499 million excluding special items.

•	Our passenger revenues were up 13% from 2009, ancillary revenues were up 21% over 2009 and cargo revenues were up 49% over 2009.

•	We achieved a number one ranking in Department of Transportation measurements for on-time performance, baggage handling and customer complaints 12 times during 2010 among our network peer airlines (American, Continental, Delta, and United); this represents more number one rankings in 2010 than any of our network peers.

•	Our cost performance was also among the best in the industry; US Airways’ mainline unit costs increased 0.4%, which was the lowest increase among network carriers. This metric consists of operating costs per available seat mile (“CASM”) excluding fuel and special items.

•	Consistent with our focus on maintaining a cost advantage versus our principal competitors, in 2010 we paid total compensation to our named executive officers that was below that of the other large network airlines. For instance, for 2010, total compensation for our CEO was 54 percent below the median of CEO total compensation reported by American Airlines for 2010, United Airlines for 2010, and Delta Air Lines for 2009, and 37 percent lower than the lowest of those three carriers. And notwithstanding posting the financial and operating results described above and below, our CEO’s total compensation rose only seven percent from 2009 and was 26 percent lower than 2008.

•	From these financial and operational results, US Airways’ 31,000 employees (excluding our named executive officers) shared $47 million in annual profit sharing payouts and $24 million in monthly operational payouts.

•	Our stock price (LCC) increased 106% during 2010, which was the best return among the major airlines.

For a reconciliation of the non-GAAP net income and unit cost metrics discussed above to GAAP financial measures, see our Current Report on Form 8-K filed on January 26, 2011.

Continued Commitment to Pay-for-Performance. The Committee sets a significant portion of the compensation of the named executive officers based on their ability to achieve annual financial and operational objectives that advance the Company’s long-term business objectives and create sustainable long-term stockholder value in a cost-effective manner. The Company’s performance-based compensation elements are guided by the Committee’s long-term objectives of maintaining market competitiveness and retention value for our executives. In particular, the Committee takes into consideration the fact that, consistent with the Company’s compensation philosophy described above and in more detail below, equity awards increased each named executive officer’s stake in the Company, thereby reinforcing the incentive to manage the Company’s business as owners and subjecting a significant portion of their total compensation to fluctuations in the market price of common stock.

Compensation actions taken by the Committee in fiscal year 2010 demonstrate the Company’s continued commitment to pay-for-performance, with a substantial portion of each named executive officer’s compensation being at-risk and subject to important performance measures aligned with long-term stockholder value. The following compensation actions taken during fiscal year 2010 are designed to reward high performance through short and long-term incentives:

•     During 2010, a significant portion of the compensation of each named executive officer was at-risk and comprised of a performance-based cash bonus, the value of long-term incentive plan awards that vested in fiscal 2010, and at-the-money stock appreciation right awards, which become valuable to the executive only upon realized share appreciation.

•     The Committee established key performance metrics for the 2011 annual cash incentive program, which provided for payments upon attainment of certain financial goals as described in our Current Report on Form 8-K filed on January 21, 2011 and the achievement of certain non-financial key strategic operational objectives.

Continued Commitment to Good Compensation Governance. The Company endeavors to maintain good governance standards with respect to its executive compensation practices. The Committee believes that the compensation arrangements for the named executive officers are consistent with market practice and provide for compensation that is reasonable in light of the Company’s and each individual officer’s performance. The Company has instituted several policies, which remain in effect in fiscal 2011, to ensure that its compensation policies are consistent with good governance standards. These include ensuring named executive officers will not be entitled to guaranteed, non-performance based bonuses, ensuring our perquisites and other personal benefits do not constitute a significant portion of a named executive officer’s compensation and are consistent with customary senior executive benefits within the airline industry, a policy against entering into agreements with any current or future named executive officer that provides for home loss buyout relocation benefits and a policy against entering into new agreements with any named executive officer that contains tax gross-up provisions with respect to payments continent upon a change in control (subject to certain exceptions applicable to newly-hired executives). In addition, unlike several of our airline competitors, we do not offer any defined benefit pension arrangement or nonqualified deferred compensation plans or arrangements to any of our executives, including the named executive officers.

Determination of Compensation	Role of Our Compensation Committee in Compensation Decisions. The Compensation and Human Resources Committee of the Board of Directors of US Airways Group, or the Committee, administers our compensation program for all officers, including the named executive officers. The Committee is comprised of four independent directors, each of whom is a “non-employee director” under Rule 16b-3 of the Exchange Act and an “Outside Director” for purposes of Section 162(m) of the Internal Revenue Code. The Committee’s overarching goal is to create executive compensation programs that align management and stockholder interests over the long-term and that allows the Company to recruit and retain a highly capable management team. The Committee considers management input on its executive compensation programs but relies on its outside consultant, Towers Watson, for perspective and best practice guidance. Towers Watson also provides best practice data for the airline industry and Fortune 500 companies generally.

Some of the elements we consider when designing our compensation policies include attrition, diversity and executive development needs. Management also will from time to time bring matters to our attention that might require alterations to our compensation policies, especially when they have identified specific areas that require additional executive talent or unique executive skills that our company may not currently have in place.

Competitive Market Data and Use of Compensation Consultants. The Committee engaged Watson Wyatt Worldwide in 2007 as its independent compensation consultant to assist in administering our executive compensation program. Since that time, Watson Wyatt has provided compensation counsel and helped establish performance metrics for our annual and long-term incentive programs. In 2010, Watson Wyatt Worldwide merged with Towers Perrin to become Towers Watson, and since that time they have continued to work for the Committee in this role. Towers Watson assists the Company by comparing specific elements of our compensation programs to other airlines, including Alaska Airlines, American Airlines, Continental Airlines, Delta Air Lines, JetBlue Airways, Southwest Airlines and United Airlines, as well as to other broader market data covering companies of similar size (generally between $10 billion and $15 billion in revenue). We believe it is relevant to review compensation programs at other airlines because we compete with them for executive talent, as well as to benchmark against general industry as our executives’ skills are transferable to industries outside of the aviation sector. The Committee has sole authority with regard to the decision to retain Towers Watson and while Towers Watson interacts with our management from time to time in order to best coordinate with and deliver services to the Committee, Towers Watson ultimately reports directly to our Committee with respect to its executive compensation consulting advice. The total annual expense for the executive compensation advising services provided by Towers Watson to the Committee during 2010 was approximately $170,000.

Management, with the Committee’s concurrence, also engages Towers Watson to perform actuarial and benefit valuation services for the Company that are not part of the executive compensation services provided to the Committee. The Company uses Towers Watson as its actuary to measure certain obligations for self-insured employee long-term disability, workers compensation claims and employee postretirement medical benefits for financial reporting purposes. Additionally, the Company uses Towers Watson as its actuary to measure the Company’s obligations related to a defined benefit pension plan covering certain Canadian employees. The total annual expense for this work during 2010 was approximately $440,000 and was comprised of services previously provided to the Company by Towers Perrin. After the Watson Wyatt/Towers Perrin merger, the Company elected to engage Towers Watson to continue providing these services primarily because of their strong institutional knowledge and experience with the Company’s retirement and benefit programs. To further strengthen the independence of the work being performed for the Committee and for the Company there is separation between the personnel at Towers Watson that provides both of these services. The work conducted for management is generally provided by personnel at Towers Watson’s Calgary and Philadelphia offices while the services provided to the Committee are provided by personnel in their Chicago and Los Angeles offices.

Compensation Policies and Objectives	Our compensation programs should motivate the management team to maximize stockholder value over time without creating unnecessary or excessive risk-taking that would have a material adverse effect on the Company. We attempt to accomplish this by creating compensation programs that are designed to:

• Attract and retain high-quality, results-oriented leaders from within and outside of the airline industry;

• Align the interests of our leadership team and our stockholders through stock-based compensation, as well as annual and long-term performance incentive awards;

• Reward executives for achieving strategic, operational and financial goals that are consistent with stockholder interests;

• Increase variable compensation as management responsibilities increase, and;

• Provide a total compensation package that recognizes both individual and corporate performance.

Our philosophy centers on creating a total compensation program that is competitive with the airline industry and general industry, but that recognizes the Company’s smaller size, scope and breadth in its network versus other network peer airlines. We have discussed maintaining total direct compensation levels for the CEO and our named executive officers that are below our network peers, which include American, Delta and United, but that does not fall so behind those airlines that we risk excessive executive attrition. Some of the data we considered during our discussions on attrition focused on total direct compensation and how that amount compares to executive compensation at our network peers. For 2010, total compensation for our CEO was 54 percent below the median of the other network airlines (using American’s and United’s 2010 compensation data and Delta’s 2009 compensation data), and 37 percent lower than the lowest among those three carriers.

Executive Compensation Mix with an Emphasis on Variable Pay	Our executive compensation structure includes fixed and variable pay. Specifically, our executive compensation consists of base salaries, an annual incentive program, a long-term incentive program, equity awards, and other employee benefits that the Committee has determined to be prevalent in the airline industry. Our overarching goal is governed by our philosophical view to align executive and stockholder interests. As such, our executive compensation programs emphasize pay for performance, or variable pay, that is at risk. For 2010, 81% of the Chief Executive Officer’s total compensation was variable. Of that amount, 77% was tied to increasing long-term stockholder value by directly linking compensation to total shareholder return or increased share price. For this purpose, variable pay is defined as the target payout for the annual incentive program, the target payout for the long-term incentive plan, and the value of any equity grants made during the year on the date they were granted. For our other named executive officers, on average, 76% of their 2010 target compensation was comprised of at risk or variable pay.

Salaries, annual incentive at target and long-term incentives at target are each designed to provide on a combined basis a level of total cash compensation that ensures we are competitive with other major airlines and that also reflects the relative responsibilities of our executives.

Base Salary	Base salaries provide fixed compensation that focuses on rewarding an executive’s scope of responsibility, competence and performance. When setting base salaries, we consider the following:

• The executive’s level of responsibility, experience and officer status;

• The range of salaries for the particular level of executive in relation to that of the CEO;

• Levels of market salaries among general industry and aviation industry, and;

• Our evaluation of the executive’s performance over time.

While our goal is to establish competitive base salaries, we are more focused on establishing a culture where creating value for our stockholders is always at the forefront of our leadership team’s decision-making. Over time, we have reduced the emphasis on fixed compensation by establishing competitive base salaries that allow us to recruit from other network carriers and general industry, but that also establishes a heavier weighting towards pay for performance components.

Our executive officers did not receive merit increases to their base salary during 2009 or 2010 in large part due to the financial position of the Company and the volatile economic environment the Company experienced. At his own request, our Chief Executive Officer continues to receive a base salary that has remained the same since he first took his position in September 2001. That base salary is $550,000.

The base salaries earned by all of our named executive officers during 2010 are set forth in the “Summary Compensation Table” below.

Annual Incentive Program	Overview. Our executive officers and other key salaried employees have the opportunity to earn annual cash incentive awards under an annual incentive program if annual corporate goals are achieved and individual performance is consistent with predetermined performance criteria. Annual incentives also provide us with a retention tool as employees in most cases generally must remain employed through the payment date in order to receive payment of any potential annual incentive program awards. For fiscal year 2010, our annual incentive program is referred to as our 2010 Annual Incentive Program (“AIP”).

The Company’s 2010 Annual Incentive Program used pre-established financial and operational goals to drive results. These two categories were designed to work in tandem so that risk-taking would be managed in such a way that short-term operational performance and cost management execution do not overwhelm or become more relevant than our overarching goal of returning value to our shareholders over the long-term. In designing the performance criteria for the 2010 Annual Incentive Program, the Committee focused on establishing incentives designed to continue driving improved operational and financial performance so that, over the long-term, the Company’s share price would ultimately reflect these positive results. The weighting of the financial and operational goals is more heavily tied to the achievement of financial goals as an executive’s responsibilities increase. For our Chief Executive Officer and the named executive officers, the weighting for achieving the established financial goal was 60%, while the weighting for achieving the established operational goals was 40%.

The Committee established a corporate financial performance goal for the 2010 Annual Incentive Program of pre-tax income which is the same metric used for our All Employee Profit Sharing Program. The Committee also established four operational performance targets based on absolute measurement of cost management and relative measurements of mainline on-time flight performance, baggage handling and customer complaints. The three relative operational goals are key customer service metrics measured and reported by the U.S. Department of Transportation, or DOT, while the cost management goal is considered an important indicator of financial performance that is subject to the control of our management team. For 2010, each of the four operational goals carried equal weighting of 25% of the overall operational performance goals. Relative performance under each of these operational targets was measured based on the number of months US Airways ranked first as determined by the DOT versus the following peer group of network airlines: American, Continental, Delta, and United. Cost management targets were established by using the forecasted budget for 2010, and designed to achieve improvements in operational performance within those budget commitments. For 2010, the threshold, target and maximum performance levels for the financial and operational metrics, as well as the corresponding annual incentive funding level, weighted in the manner described above, were as follows:

Financial Metric

	2010 Pre-Tax Income Excluding
	Special Items and Profit Sharing	Funding Level (60% of Total)

Threshold	$1	0
Target	$200 million	100%
Maximum	$400 million	200%

Operational Metrics

	On-Time Performance Months at #1 of 5	Funding Level (10% of Total)

Threshold	2	50%
Target	3	100%
Maximum	5	200%

	Baggage Handling Months at #1 of 5	Funding Level (10% of Total)

Threshold	1	50%
Target	2	100%
Maximum	4	200%

	Customer Complaints at #1 of 5	Funding Level (10% of Total)

Threshold	n/a	0%
Target	1	100%
Maximum	2	200%

	CASM ex Fuel, Profit Sharing and Special Items	Funding Level (10% of Total)

Threshold	9.48 cts	0%
Target	9.20 cts	100%
Maximum	8.92 cts	200%

Any performance falling between threshold, target and maximum levels would result in a pro rata adjustment of funding level based on straight-line interpolation. Also in January 2010, the Committee established the following target payout levels for the 2010 Annual Incentive Program, which did not change from the levels used in the 2009 or 2008 Incentive Compensation Plans, and which the Committee determined were appropriate after taking into consideration the total compensation opportunity provided to each of our named executive officers:

2010 Target Payout Level
Named Executive Officer	as a Percentage of Base Salary

W. Douglas Parker	100%
J. Scott Kirby	80%
Robert D. Isom, Jr.	80%
Stephen L. Johnson	80%
Derek J. Kerr	80%

Annual Incentive Program Results. In 2010, the Company reported pre-tax net profits of $447 million excluding special items, which compared favorably to our 2009 pre-tax net loss of $499 million excluding special items. This pre-tax profit resulted in an all-employee profit share program distribution of approximately $47 million to participating workgroups. This financial achievement also resulted in our exceeding of the financial goal of the AIP. For a reconciliation of non-GAAP to GAAP financial measures see our Current Report on Form 8-K filed on January 26, 2011.

Operationally, the Company also had a very good year. By achieving a number one ranking in the DOT measurements of on-time performance, baggage handing and customer complaints 12 times during 2010, our broad-based Triple Play program distributed approximately $24 million. In fact, the Company achieved more number one rankings than any of our network peers. These results also meant the operational goals that are part of the AIP were met or exceeded. The Company achieved target on one of the operational metrics, exceeded the maximum goal for two of the operational metrics, and achieved nearly target on the fourth operational metric. The Company’s 2010 on-time performance of 83% reflected a 14.3 percentage point improvement since 2007, and a 2.1 percentage point improvement over 2009. Our 2010 mishandled baggage rate of 2.56 was a decrease of 70% from 2007, and was 16% better than 2009. As our reliability has improved over the past four years, customer complaints have decreased as well. Of every 100,000 customers that flew with us in 2010, only 1.53 complained directly to the DOT, which was an improvement of 52% from 2007. Even though our low rate of customer complaints exceeded our goal for 2010, it increased slightly from 2009 primarily due to a more concerted effort by the DOT to encourage customer feedback directly. Indeed all airline complaints to the DOT increased during 2010; and in spite of the year-over-year increase, we achieved a number one ranking for lowest complaints among our network peers three out of twelve months.

All of these operational improvements were executed while maintaining diligent cost oversight. In 2010, our unit costs excluding fuel, profit sharing accruals and special items totaled 9.21 cents, which was very close to our original budgeted forecast. The following table summarizes our actual performance results relative to each performance goal:

Performance Goal	2010 Target Performance Goal	Actual Performance	Funding Level
2010 Pre-Tax Income excluding special items and profit sharing	$200 million	In excess of Maximum ($400 million)	200%
On-time Performance	Months at #1 of 5 among Network Competitors	3	100%
Baggage-Handling	Months at #1 of 5 among Network Competitors	6	200%
Customer Complaints	Months at #1 of 5 among Network Competitors	3	200%
Cost Management (CASM, excluding fuel, profit sharing accruals and special items)	9.20 cents	9.21 cents	96.4%

Based on the weighted average of the funding levels as described above, and subject to the discretion of the Committee, each named executive officer was entitled to receive 179.6% of his respective target annual cash incentive amount. The Committee considered the achievement of the 2010 AIP goals, as well as the following goals that were achieved by the management team during 2010: securing $340 million in EETC financing for eight aircraft and $188 million in financing for five other aircraft; completing financing for $30 million in capital improvements for the Philadelphia airport and facilities; completing several initiatives to improve customer service, such as the installation of WiFi on our A321 fleet; moving to paperless boarding in all markets and mobile boarding in select markets; activating our BeNotified tool; and turning on Web ticket reissue functionality. Other operational achievements during 2010 included reducing our ground damages to half that of the industry average, improving our customer experience audit scores by 13%, and continuing to execute on our ancillary fee model which generated over $500 million in 2010. The Company’s stock also outperformed our peers during 2010, returning over 106% to shareholders who invested Jan. 1, 2010 through Dec. 31, 2010. After considering the Company’s financial results and continued operational improvements, in addition to the AIP results, the Committee awarded incentive payments to Messrs. Kirby, Isom, Johnson and Kerr at 190% of their target annual cash incentive amounts.

Long-Term Incentive Plan	Overview. We have a cash-based long-term incentive plan to focus the management team’s efforts on stockholder return over a multi-year period. This program motivates executives to achieve long-term strategic goals consistent with stockholder interests and aligns the interests of management and stockholders by tying payment directly to a positive change in our stock price, a measure which represents tangible returns for stockholders. In addition, long-term incentives provide us with a valuable retention tool, as employees in most cases must remain employed through the payment date, generally three years after grant, in order to receive payment of their long-term incentive program awards. In limited cases, there are exceptions for termination of employment due to retirement, death or disability, as described under the section entitled “Potential Payments Upon Termination or Change in Control.”

Our cash-based Long-Term Incentive Performance Program (“LTIPP”) is comprised of cash awards granted under our 2008 Equity Incentive Plan. The LTIPP provides a cash incentive if we achieve a minimum threshold ranking for relative “total stockholder return,” or “TSR,” over rolling three year performance cycles. The relative performance is ranked over the three year period against a pre-defined competitive peer group. At the end of each performance cycle the amount of TSR, as calculated based on the price appreciation of our common stock and the amount of any dividends paid during the performance cycle, is compared against the TSR for members of the pre-defined competitive peer group. The price appreciation component of TSR for each company is calculated by taking the average of the daily closing prices over the three-month period before the measurement date. The Committee chose TSR as measured over a multi-year period as the performance measure for the LTIPP because it is a measure commonly used in the airline industry. Establishing multi-year cycles makes the program effective on a long-term basis because it accommodates the highly volatile and cyclical nature of our industry. Measuring TSR in relation to other airlines also encourages management to not only drive returns for our stockholders but also to outperform other large U.S.-based airlines.

Incentive awards are set as a percentage of base salary and vary by position, with higher percentages payable for higher level executives. This structure was designed to further our compensation goal of increasing the relative amount of compensation at risk as management responsibilities increase, and by making a higher proportion of the total compensation for higher level executives contingent upon achieving stated long-term corporate goals. The Committee assigns a threshold, target and maximum performance goal. A certain percentage of base salary is paid upon achieving each goal, and straight-line interpolation is applied to determine payouts for performance that falls between threshold and target and between target and maximum. Payment is generally made in cash within sixty days after the end of the performance cycle, but in no event later than March 15th following the year in which the performance cycle ends. The Committee does not have discretion to increase or decrease the awards once a performance cycle has begun. However, the Compensation Committee may discretionarily determine special performance cycles other than the usual three-year periods beginning each January 1, if it deems that action appropriate.

Cycle Ended December 31, 2010. In 2008, the Committee established a three-year performance cycle commencing on January 1, 2008 and ending on December 31, 2010. At that time Watson Wyatt provided the Committee with an overview of the proposed 2008 program, taking into consideration input from management. Watson Wyatt recommended increasing the TSR ranking associated with the threshold payout percentage to make the program more challenging, enhance the objective of encouraging executives to increase stockholder value, and better align the program with general market trends. At the same time, Watson Wyatt recommended continuing to set the maximum payout achievable at either a first or second TSR ranking versus peer airlines, encouraging attainment of the maximum payout while still keeping maximum performance at the top 10% of TSR performance among the peer group. The Committee made the recommended adjustments in the corresponding TSR rankings. The peer group of publicly traded airlines for the cycle ended December 31, 2010, which was established by the Committee in early 2008, included: AirTran, Alaska, American, Continental, Delta, Frontier, Hawaiian, JetBlue, Northwest, Southwest and United. These companies were chosen at the start of the cycle because at that time they reflected reasonable choices for potential investor capital.

Target long-term incentive payout levels for the 2008-2010 performance cycle, which would have been achieved at a TSR rank of 6 out of the 12 airlines (including the Company) in the peer group, remained at 125% of base salary at the Chief Executive Officer level, 115% of base salary at the President level, and 100% of base salary at the Executive Vice President level. US Airways’ TSR for the cycle ended December 31, 2010 did not achieve the threshold minimum and no payments were made under this program for those results.

Current Cycles. In addition to the unique individual cycles described below, in 2010 there were two other cycles running under the Long-Term Incentive Performance Program. The first cycle began January 1, 2009 and ends December 31, 2011 and the second began January 1, 2010 and ends December 31, 2012. For the cycle that began January 1, 2009 and ends December 31, 2011, US Airways’ TSR will be compared to a peer group of the following 10 airlines: AirTran, Alaska, American, Continental, Delta, Frontier, Hawaiian, JetBlue, Southwest, and United.

The following chart provides payment levels for the performance cycle beginning January 1, 2009 through December 31, 2011:

	Payout as a % of Base Salary
Our TSR Relative Rank	CEO	President	EVP	SVP

1-2 of 11 (Maximum)	200%	200%	175%	140%
3 of 11	175%	171.67%	150%	116.67%
4 of 11	150%	143.33%	125%	93.33%
5 of 11 (Target)	125%	115%	100%	70%
6 of 11	101.33%	93%	81%	56.67%
7 of 11	77.67%	71%	62%	43.33%
8 of 11 (Threshold)	54%	49%	43%	30%
9-11 of 11 or lower	0%	0%	0%	0%

Although executives are generally required to remain employed through the payment date in order to receive payment of an LTIPP, there are exceptions for termination of employment due to retirement, death or disability, as described under the section entitled “Potential Payments Upon Termination or Change in Control.”

Individual LTIPP Cycles. Upon Stephen Johnson’s appointment as Executive Vice President — Corporate on March 16, 2009, the Committee established two special performance cycles for him that began on March 16, 2009 and end on December 31, 2009 and December 31, 2010. Mr. Johnson’s awards have the same terms and conditions as the other awards under our LTIPP. For Mr. Johnson’s special performance cycle that ended December 31, 2009, we did not achieve the TSR threshold ranking required to award an LTIPP payout. For Mr. Johnson’s special performance cycle that ended December 31, 2010, we achieved a TSR ranking of fifth, which resulted in an LTIPP payout of 118.75% of base salary for Mr. Johnson.

Stock-Based Compensation	A fourth component of our compensation programs consists of stock-based compensation. We make annual awards of stock-based compensation to focus key employees on our performance over time and to further link the interests of recipients and stockholders. The Committee believes that stock-based awards provide an appropriate incentive to employees to meet our long-term goal of maximizing stockholder value. Our insider trading policy prohibits executive officers from hedging the economic risk of security ownership. The Committee determines the number of awards to be granted to an individual based upon a variety of factors, including:

• Level of responsibility and job classification level;

• Job performance;

• Retention value; and

• The results of compensation analysis described earlier in this report.

Our equity grants generally consist of restricted stock units and stock appreciation rights. These grants have been made under the US Airways Group, Inc. 2005 Equity Incentive

Plan and the US Airways Group, Inc. 2008 Equity Incentive Plan. Both plans are long-term compensation plans that provide for the award of incentive stock options, nonstatutory stock options, stock appreciation rights, stock purchase awards, stock incentive awards, stock unit awards, and other forms of equity compensation (including performance-based stock awards), as well as performance-based cash awards, to executives and other key salaried employees.

Vesting requirements are designed to increase retention and create incentives for the achievement of long-term strategic goals, as well as provide an incentive to create stockholder value over time since the full benefit of the stock appreciation rights cannot be realized unless stock appreciation occurs over a number of years. Restricted stock units serve as a complementary retention tool to stock appreciation rights and stock options, and may provide for dividend equivalents if so determined by the Committee. While we do not currently declare dividends, providing for dividend equivalents if and when dividends are declared better aligns the executive’s incentives with those of stockholders, who receive the actual dividend payment.

In April 2007, the Committee adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity grants, other than new hire, promotion or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Committee or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible. Our grants of equity compensation may also be affected by employment agreement provisions. Mr. Parker’s employment agreement provides that Mr. Parker will be granted equity-based awards commensurate with his status as our most senior executive officer, at the times when equity grants are made to other senior executive officers as a group.

In April 2010, Towers Watson provided an analysis of the overall equity grant framework and individual grants for executive officers, taking into account the limited number of shares available and the impact of the decline in the stock price on the number of stock appreciation rights and restricted stock units required to provide equivalent value to grants made in prior years. Towers Watson also noted retention concerns shared by the Committee and by management, particularly in light of continued airline industry consolidation and historically challenging economic conditions in the industry. Towers Watson recommended, and the Committee agreed, to award only Stock Appreciation Rights in 2010, and utilized stock-settled awards for the CEO and President, and cash-settled awards for the other named executive officers. Details of the equity grants made under the 2008 Equity Incentive Plan can be found in the “Grants of Plan Based Awards in 2010” table of this proxy statement below.

Severance Obligations	We believe that change in control and severance benefits are essential for us to fulfill our objective of attracting and retaining key managerial talent. As such, we have entered into Executive Change in Control Agreements with our named executive officers and have entered into an employment agreement with Mr. Parker that provides for severance payments upon qualifying terminations. These agreements were adopted to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change in control, and to enable and encourage management to focus their attention on obtaining the best possible outcome for our stockholders without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits. In addition to providing severance benefits to any participant who incurs a termination of employment under certain circumstances following a change in control, the policy provides for severance payments in the event of termination without cause or termination by the employee for good reason under circumstances not involving a change in control. Under the agreements, in the event of a change in control or a qualifying termination, eligible executives may be entitled to receive a multiple of their salary, equity award acceleration, travel privileges and certain other benefits as more fully described in the section entitled “Potential Payments Upon Termination or Change in Control” below.

Other Benefits and Perquisites	We maintain several broad-based employee benefit plans in which all employees, including the named executive officers, participate, such as group life and health insurance plans and a 401(k) plan. These benefits are provided as part of the basic conditions of employment that we offer to all of our employees.

Flight Benefits. As is standard airline industry practice, we provide certain flight benefits to our employees. Free flights on our airline are available to all employees, although travel benefits are provided at an enhanced level (referred to as “positive space” travel benefits) to the named executive officers, and we cover the income tax liabilities related to those enhanced travel benefits. We believe that such enhanced travel benefits for our named executive officers, while deminimus in amount, are consistent with airline industry practice and are critical for the retention of our most senior employees. By providing positive space travel without tax consequences to our executives we are able to offer a unique and highly valued benefit at a low cost to the Company. This benefit also encourages our executives to travel frequently, and while doing so, meet and listen to our employees, solicit feedback from employees and customers, and audit aircraft appearance and quality and monitor operational performance throughout our domestic and international route system.

The flight benefits provided to executive officers include unlimited reserved travel in any class of service, for the executive and his or her immediate family, including eligible dependent children, for personal purposes. The executive officer and his or her immediate family, including eligible dependent children, also have access to our travel lounges at various airports. The executive officer’s parents may also travel in any class of service if space is available, subject to a service fee and payment of any applicable security fees and international taxes. The executives are also eligible for 12 free roundtrip passes or 24 free one-way passes each year for reserved travel for non-eligible family members and friends, and we cover the income tax liability related to these travel benefits, which is deminimus in amount. The executive officer is required to pay international fees and taxes, if applicable.

Enhanced Benefits to Named Executive Officers. We also provide certain of our executives, including our named executive officers, with enhanced benefits and perquisites in order to provide convenience and support services that allow them to more fully focus attention on carrying out their responsibilities to the Company’s stockholders. In addition, these benefits and perquisites are standard in the airline industry and consequently are necessary for us to be competitive in recruiting and retaining talented executives. We believe that the incremental cost to us of the benefits that we provide to our executive officers under the plans and perquisites discussed above is not material to the Company.

Executive officers receive life insurance and long-term disability benefits that are at an enhanced level compared to what is provided for other employees. We also make additional cash payments to certain named executive officers to cover their income tax liabilities associated with taxable life insurance benefits. These are grandfathered benefits for three of our five named executive officers and we do not offer this benefit to other named executive officers nor do we have plans to offer this benefit to newly hired named executive officers. We also offer our executives perquisites in the form of financial advisory services and executive physicals. Each year, we will reimburse up to $4,500 for Senior Vice Presidents or higher level officers to receive personal tax planning, estate planning and retirement planning services from a certified financial planner, certified public accountant or attorney. We also pay the full cost of executive physicals and up to $2,500 of additional diagnostic tests elected by the executive. Our executives also have the opportunity to use tickets that we receive pursuant to marketing agreements with sports franchises and sky boxes at various athletic stadiums around Phoenix, Arizona, for personal use at no cost to the executive.

Parker Enhanced Benefits. As required under Mr. Parker’s employment agreement as last amended and restated in 2007, we presently pay monthly dues and assessments for one club membership. In addition, Mr. Parker is a participant in the America West Directors’ Charitable Contribution Program, under which we pay annual premiums on a joint life insurance policy. Under the program, a $1 million death benefit will be donated to one or more qualifying charitable organizations chosen by Mr. Parker. For a more detailed description of the charitable contribution program, see the narrative above under the Director Compensation table.

For additional information on any individual benefits provided to our named executive officers on an individual basis, see “Summary Compensation Table” and “Employment Agreements” below.

Tax and Accounting Considerations	Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to the chief executive officer or the next three most highly compensated executive officers (other than the chief financial officer). Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). The Committee considers the impact of this rule when developing and implementing our executive compensation programs and attempts to structure the programs to comply with these requirements. However, the Committee believes that it is important to preserve flexibility in designing compensation programs and in some cases has adopted compensation components that do not meet the Section 162(m) requirements. While stock appreciation rights granted under the 2008 Equity Incentive Plan and previously under the 2005 Equity Incentive Plan and LTIPP awards are intended to qualify as “performance-based” (as defined in the Internal Revenue Code), amounts paid under our other compensation programs may not qualify.

The Committee also considers the manner in which compensation is treated for accounting purposes when developing and implementing our executive compensation programs. In particular, the Committee considers the accounting treatment of alternative forms of stock-based compensation under ASC Topic 718 when approving awards of stock-based compensation.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Compensation and Human Resources Committee

Matthew J. Hart (Chair)
Richard C. Kraemer
Cheryl G. Krongard
Denise M. O’Leary

This report of the Compensation and Human Resources Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act

EXECUTIVE OFFICERS

The following table lists our executive officers as of April 11, 2011. Each of the executive officers is also an executive officer of our principal operating subsidiary, US Airways, Inc.

Name	Age	Title

W. Douglas Parker	49	Chairman of the Board and Chief Executive Officer
J. Scott Kirby	43	President
Elise R. Eberwein	45	Executive Vice President — People, Communications and Public Affairs
Robert D. Isom, Jr.	47	Executive Vice President and Chief Operating Officer
Stephen L. Johnson	54	Executive Vice President — Corporate and Government Affairs
Derek J. Kerr	46	Executive Vice President and Chief Financial Officer

Set forth below is certain information as of April 11, 2011 regarding our executive officers other than W. Douglas Parker, including their ages and principal occupations.

J. Scott Kirby	Mr. Kirby joined AWA as Senior Director — Schedules and Planning in 1995. In 1997, Mr. Kirby was elected to the position of Vice President — Planning and in 1998, he was elected to the position of Vice President — Revenue Management. In 2000, he was elected to the position of Senior Vice President — E-Business and Technology of AWA. He was elected as Executive Vice President — Sales and Marketing of AWA in 2001. Mr. Kirby served as Executive Vice President — Sales and Marketing of the Company in 2005 until his promotion to President in 2006.

Elise R. Eberwein	Ms. Eberwein joined AWA in 2003 as Vice President — Corporate Communications. From September 2005 through October 2005, Ms. Eberwein served as Vice President — Corporate Communications of the Company. She served as Senior Vice President — Corporate Communications from 2005 to 2006, when she was appointed as Senior Vice President — People, Communication and Culture. In 2009, Ms. Eberwein was appointed as Executive Vice President — People and Communications, and in 2010, Ms. Eberwein assumed the Public Affairs responsibilities. Prior to joining AWA, Ms. Eberwein held various communications positions for three other airlines, including Frontier Airlines where she served as Vice President, Communications from 2000 until she joined AWA.

Robert D. Isom	Mr. Isom joined AWA as Senior Director — Financial Planning and Analysis in 1995. He was elected to Vice President — Operations Planning for AWA in 1997. In 2000, Mr. Isom was elected to the position of Vice President — Revenue Management. Mr. Isom left AWA in 2000 to serve as Vice President — Finance for Northwest Airlines, Inc. In 2001, he was appointed Vice President — International for Northwest Airlines, and in 2003 he was appointed Senior Vice President — Ground Operations and Customer Service. Mr. Isom left Northwest Airlines in 2005 to serve as Chief Operating Officer for GMAC, Residential Finance Group, GMAC ResCap. He was appointed Chief Restructuring Officer of GMAC in 2006. In 2007, Mr. Isom was elected Executive Vice President and Chief Operating Officer of the Company.

Stephen L. Johnson	Between 1995 and 2003, Mr. Johnson held a variety of positions with America West and AWA, including Senior Vice President — Corporate Affairs and Executive Vice President — Corporate. From 2003 to 2009, Mr. Johnson was a partner at Indigo Partners LLC, a private equity firm, which specializes in acquisitions and strategic investments in the airline, aircraft finance and aerospace industries. In 2009, Mr. Johnson was appointed Executive Vice President — Corporate of the Company. In 2010, Mr. Johnson’s responsibilities were expanded to include Government Affairs.

Derek J. Kerr	Mr. Kerr joined AWA as Senior Director — Financial Planning in 1996. He was elected to the position of Vice President — Financial Planning and Analysis in 1998. In 2002, Mr. Kerr was elected Senior Vice President — Financial Planning and Analysis. He was elected Senior Vice President and Chief Financial Officer of AWA and America West in 2002. Beginning in 2005, he served as Senior Vice President and Chief Financial Officer of the Company. In 2009, Mr. Kerr was appointed as Executive Vice President and Chief Financial Officer. In 2010, Mr. Kerr’s responsibilities were expanded to include Information Technology.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation earned by our named executive officers in the years ended December 31, 2010, 2009 and 2008.

						Non-Equity
				Stock	Option	Incentive Plan		All Other
Name and		Salary	Bonus	Awards	Awards	Compensation		Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($)		($) (5)	($)

W. Douglas Parker	2010	550,000	0	0	1,119,419	987,800	(3)	100,762	2,757,981
Chairman of the Board and	2009	550,000	0	0	1,537,624	429,000		61,877	2,578,501
Chief Executive Officer	2008	550,000	0	455,083	1,529,713	1,144,000		45,949	3,724,745
J. Scott Kirby	2010	510,000	0	0	776,607	775,200	(3)	30,772	2,092,579
President	2009	510,000	0	0	1,066,738	318,240		36,870	1,931,848
	2008	510,000	0	315,676	1,023,012	958,188		33,610	2,840,486
Robert D. Isom, Jr.	2010	450,000	0	0	577,489	684,000	(3)	42,991	1,754,480
Executive Vice President and	2009	450,000	0	0	793,262	280,800		482,124	2,006,186
Chief Operating Officer	2008	450,000	0	235,056	795,774	450,000		294,485	2,225,315
Stephen L. Johnson	2010	425,000	0	0	577,489	1,150,688	(4)	35,919	2,189,096
Executive Vice President —	2009	318,750	100,000	0	779,383	198,900		20,230	1,417,263
Corporate and Government Affairs
Derek J. Kerr	2010	388,750	0	0	577,489	608,000	(3)	28,700	1,602,939
Executive Vice President and	2009	370,234	0	76,500	897,399	227,399		36,531	1,608,063
Chief Financial Officer	2008	330,750	25,000	60,200	248,786	436,590		32,115	1,133,441

(1)	Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of restricted stock units granted during 2009 and 2008 to the named executive officers. The grant date fair value, as calculated in accordance with ASC Topic 718, of restricted stock units is equal to the closing price of US Airways Group common stock on the date of grant.

(2)	Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of stock appreciation rights granted during 2010, 2009 and 2008 to the named executive officers. For a description of the assumptions made to arrive at these amounts, please see Note 15 to US Airways Group’s consolidated financial statements in our Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008.

(3)	Amounts for Messrs Parker, Kirby, Isom and Kerr represent payments for the annual incentive program (AIP).

(4)	Amount for Mr. Johnson consists of $646,000 for the annual incentive program (AIP) and $504,688 for LTIPP payments for the performance cycle beginning March 16, 2009 and ending December 31, 2010.

(5)	The following table sets forth the amounts of other compensation, including perquisites, paid to, or on behalf of, our named executive officers during 2010 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to us.

	W. Douglas	J. Scott	Robert D.	Stephen L.	Derek J.
	Parker	Kirby	Isom, Jr.	Johnson	Kerr

Flight Benefits and Privileges (a)	$15,834	$11,501	$10,600	$14,896	$9,917
Company Payment of Life Insurance and Long-Term Disability Premiums (b)	11,576	4,547	2,366	2,366	4,576
Financial Advisory Services	0	3,850	2,150	0	3,517
Reimbursement of Club Membership Dues	52,461	0	0	0	0
Physical Exams and Medical Services	0	2,253	6,199	0	2,055
Relocation (c)	0	0	3,540	0	0
Gross-Up Payments (d)	13,361	1,091	10,606	11,172	1,105
401(K)	7,350	7,350	7,350	7,350	7,350
Other Payments	180	180	180	135	180

Total	$100,762	$30,772	$42,991	$35,919	$28,700

(a)	Amount represents flight benefits provided to our named executive officers for unlimited, top-priority reserved travel in any class of service, for the executive and his or her immediate family and up to 12 roundtrip or 24 one-way passes for non-eligible family members and friends. Amounts for Messrs. Parker, Isom and Johnson represent the actual value of travel utilized by those named executive officers and their respective eligible dependents during 2010. Amounts for Messrs. Kirby and Kerr, whom are entitled to lifetime travel benefits, represent the 2010 annuitized value of their lifetime travel benefits.

(b)	Amount represents (i) premium payments by our company with respect to group term life insurance, accidental death and dismemberment and long-term disability, (ii) with respect to Messrs. Parker, Kirby and Kerr, premium payments made in excess of the amount of company-paid premiums for employees generally with respect to coverage of the named executive officer under a life insurance policy, and (iii) with respect to Mr. Parker only, the portion of the premiums paid by us attributable to Mr. Parker for a life insurance policy under the America West Directors’ Charitable Contribution Program.

(c)	Amount represents payments made to Mr. Isom to assist him in completing his relocation to the Phoenix, Arizona area.

(d)	Amount represents gross-up payments made to all named executive officers with respect to flight benefits and privileges, life insurance and relocation payments.

Grants of Plan-Based Awards in 2010

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2010.

						All Other	All Other
						Stock	Option
						Awards:	Awards:	Exercise	Grant Date
			Estimated Future Payouts			Number of	Number of	or Base	Fair Value
			Under Non-Equity Incentive			Shares of	Securities	Price of	of Stock
			Plan Awards			Stock or	Underlying	Option	and Option
	Grant		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date		($)	($)	($)	(#)	(#)	($/Sh)	($) (4)

W. Douglas Parker		(1)	110,000	550,000	1,100,000
	4/14/2010	(2)					231,060	7.42	1,119,419
		(3)	297,000	687,500	1,100,000
J. Scott Kirby		(1)	81,600	408,000	816,000
	4/14/2010	(2)					160,300	7.42	776,607
		(3)	249,900	586,500	1,020,000
Robert D. Isom, Jr.		(1)	72,000	360,000	720,000
	4/14/2010	(2)					119,200	7.42	577,489
		(3)	193,500	450,000	787,500
Stephen L. Johnson		(1)	68,000	340,000	680,000
	4/14/2010	(2)					119,200	7.42	577,489
		(3)	182,750	425,000	743,750
Derek J. Kerr		(1)	64,000	320,000	640,000
	4/14/2010	(2)					119,200	7.42	577,489
		(3)	172,000	400,000	700,000

(1)	Reflects potential payouts of Annual Incentive Program awards for 2010. For each named executive officer, total payments for 2010 were above Target. See “Summary Compensation Table” above. Our Annual Incentive Program with respect to named executive officers is funded 60% based upon the achievement of a financial metric and 40% based upon the achievement of four operational metrics. The threshold level reported assumes (a) the financial metric and the first operational metric are not achieved at the minimum funding level for such metrics, (b) the second two operational metrics are achieved at the minimum funding level for such metric, and (c) the fourth operational metric is achieved at target (since no payment is made for achievement below target).

(2)	Grant of stock appreciation rights under the 2008 Equity Incentive Plan. These awards vest in one-third increments on the first, second and third anniversaries of the date of grant.

(3)	Reflects potential payouts of LTIPP awards under the 2008 Equity Incentive Plan for performance periods beginning in 2010.

(4)	For a description of the assumptions made to arrive at these amounts, please see Note 15 to US Airways Group’s consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by each named executive officer as of December 31, 2010.

	Option Awards					Stock Awards
	Number						Market
	of	Number of				Number of	Value of
	Securities	Securities				Shares or	Shares or
	Underlying	Underlying				Units of	Units of
	Unexercised	Unexercised		Option		Stock That	Stock That
	Options	Options		Exercise	Option	Have Not	Have Not
	Exercisable	Unexercisable		Price	Expiration	Vested	Vested
Name	(#)	(#)		($)	Date	(#)	($) (9)

W. Douglas Parker	—	231,060	(1)	7.42	4/14/2017	17,159 (7)	171,762
	283,000	566,000	(2)	3.10	4/8/2016
	183,333	91,667	(3)	6.70	8/5/2015
	131,214	65,606	(4)	8.84	4/9/2018
	90,000	—		45.01	4/11/2017
	120,000	—		38.44	4/19/2016
	196,000	—		19.30	9/27/2015
	206,250	—		20.97	8/4/2015
	103,125	—		25.60	2/25/2014
	206,250	—		13.45	3/27/2012
J. Scott Kirby	—	160,300	(1)	7.42	4/14/2017	11,903 (7)	119,149
	196,334	392,666	(2)	3.10	4/8/2016
	119,170	59,585	(3)	6.70	8/5/2015
	91,021	45,509	(4)	8.84	4/9/2018
	63,000	—		45.01	4/11/2017
	75,000	—		46.11	10/2/2016
	36,000	—		38.44	4/19/2016
	165,000	—		19.30	9/27/2015
	41,250	—		25.60	2/25/2014
Robert D. Isom, Jr.	—	119,200	(1)	7.42	4/14/2017	8,863 (7)	88,719
	—	292,000	(2)	3.10	4/8/2016
	95,903	47,952	(3)	6.70	8/5/2015
	67,754	33,876	(4)	8.84	4/9/2018
	70,000	—		31.14	9/6/2017
Stephen L. Johnson	—	119,200	(1)	7.42	4/14/2017
	91,667	183,333	(2)	3.10	4/8/2016
	58,334	116,666	(5)	2.80	3/16/2016
Derek J. Kerr	—	119,200	(1)	7.42	4/14/2017	6,666 (8)	66,727
	—	292,000	(2)	3.10	4/8/2016	2,269 (7)	22,713
	8,334	16,666	(6)	7.65	1/22/2016
	34,013	17,007	(3)	6.70	8/5/2015
	17,347	8,673	(4)	8.84	4/9/2018
	12,500	—		45.01	4/11/2017
	12,500	—		38.44	4/19/2016
	51,500	—		19.30	9/27/2015

(1)	Represents stock appreciation rights that vest in increments of one third on each of April 14, 2011, April 14, 2012, and April 14, 2013. The stock appreciation rights for Messrs. Isom, Johnson and Kerr will be settled in cash upon exercise.

(2)	Represents stock appreciation rights that vest 50% on each of April 8, 2011 and April 8, 2012.

(3)	Represents stock appreciation rights that vest 100% on August 5, 2011.

(4)	Represents stock appreciation rights that vest 100% on April 9, 2011.

(5)	Represents stock appreciation rights that vest 50% on each of March 16, 2011 and March 16, 2012.

(6)	Represents stock appreciation rights that vest 50% on each of January 22, 2011 and January 22, 2012.

(7)	Represents restricted stock units that vest 100% on April 9, 2011.

(8)	Represents restricted stock units that vest 50% on each of January 22, 2011 and January 22, 2012.

(9)	The market value of restricted stock units was calculated by multiplying the closing price of a share of our common stock on December 31, 2010 ($10.01) by the number of unvested restricted stock units outstanding under the award.

Option Exercises and Stock Vested

The following table sets forth information regarding all exercises of stock options or stock appreciation rights by or vesting of restricted stock units held by the named executive officers during the year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Underlying	Value	Shares	Value
	Securities	Realized	Acquired	Realized
	Exercised	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

W. Douglas Parker	—	—	25,340	185,489
J. Scott Kirby	—	—	17,629	129,044
Robert D. Isom, Jr.	146,000	1,222,020	20,529	181,187
Stephen L. Johnson	—	—	—	—
Derek J. Kerr	146,000	1,259,980	6,750	42,475

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any pension or nonqualified deferred compensation benefits to our named executive officers.

Employment and Other Executive Agreements

Employment Agreement with W. Douglas Parker	We are party to an Amended and Restated Employment Agreement with Mr. Parker dated November 28, 2007, or the Parker Agreement. The Parker Agreement provides for Mr. Parker to serve as Chairman of the Board and Chief Executive Officer of US Airways and US Airways Group. The Parker Agreement continues through December 31, 2011, and is automatically extended for successive one-year periods unless either party provides 15 months’ prior written notice that the term will not be extended.

Mr. Parker is entitled to the following under the Parker Agreement:

• A minimum annual cash base salary in the amount of $550,000, or such higher amount as determined by the Committee.

•    An annual cash incentive award based on a target of at least 80% of his base salary and a maximum of 160% of his base salary. Mr. Parker’s annual incentive program target is currently 125% of his base salary and his maximum opportunity is 200% of his base salary.

• Participation in our LTIPP.

• Eligibility to receive equity-based incentive awards appropriate for his status as our most senior executive officer.

• A $2 million term life insurance policy.

• Membership fees and dues for up to two clubs that Mr. Parker may choose to join (Mr. Parker has joined only one club) and reimbursement of tax and financial planning assistance.

• Participation in various employee benefit plans or programs provided to senior executives.

• Positive space travel privileges for Mr. Parker, his wife and eligible dependents.

The Parker Agreement provides benefits to Mr. Parker upon a termination of employment by Mr. Parker for any reason within 24 months following a change in control, by Mr. Parker for “good reason” at any time, or by us for any reason other than due to Mr. Parker’s “misconduct” (each, as defined in the Parker Agreement). The Parker Agreement also provides certain benefits to Mr. Parker if his employment agreement expires without being renewed by us, upon his death, if he becomes disabled or upon a “change in control” (as defined in the Parker Agreement). For additional information, see “Potential Payments Upon Termination or Change in Control” below.

Potential Payments Upon Termination or Change in Control	This section describes payments that would be made to our named executive officers upon a change in control of the Company or following a qualifying termination of employment. In the first part of this section, we describe benefits under general plans that apply to any executive officer participating in those plans. We then describe specific benefits to which each named executive officer is entitled, along with estimated amounts of benefits assuming termination and/or a change in control as of December 31, 2010 for specified reasons.

Long-Term Incentive Performance Program

Under our LTIPP upon termination on account of retirement, total disability or death (each as defined in the LTIPP), a named executive officer is entitled to a cash payment equal to the award that would have been earned for the performance cycle that ends in the calendar year of termination had the executive’s employment continued until the award payment date. This amount is calculated using the same methodology as benefits are calculated for active employees; hence, no award is paid unless the performance goals established for the performance cycle have been satisfied.

These payments are quantified on the tables below for each executive assuming termination as of December 31, 2010.

2008 Equity Incentive Plan

Pursuant to the terms of grant agreements under the 2008 Equity Incentive Plan, all stock appreciation rights, or SARs, and restricted stock units, or RSUs, held by the named executive officers are fully accelerated in the event of either of the following termination by reason of death or “disability” or a “change in control” (each, as defined in the 2008 Equity Incentive Plan). In addition, the SARs vest upon retirement, and the vesting of the RSUs may be accelerated by the Compensation and Human Resources Committee in its discretion upon retirement.

SARs granted under the 2008 Equity Incentive Plan provide for (1) an 18-month exercise period following termination of employment within 24 months following a change in control and (2) a three-year exercise period following termination of employment due to death (or if the executive dies within three months after termination of employment other than for cause), disability or “retirement.”

2005 Equity Incentive Plan

Pursuant to the terms of their grant agreements under the 2005 Equity Incentive Plan, all SARs and RSUs held by the named executive officers are fully accelerated in the event of any of the following (each quoted term below, as defined in the 2005 Equity Incentive Plan or in the Parker Agreement):

• termination by us without “cause” or by reason of death or disability;

• termination by the executive for “good reason”; or

• termination by us for any reason within 24 months following a “change in control.”

In addition, SARs and stock options granted under the 2005 Equity Incentive Plan and under the America West 2002 Incentive Equity Plan and 1994 Incentive Equity Plan provide for a longer exercise period following termination of employment, if the executive’s employment is terminated due to death (or if the executive dies within three months after termination of employment other than for cause), disability or retirement. Retirement means termination of employment with us after age 65, or between the ages of 55 and 65 under rules established by the Committee. Currently, the Committee has not established any rules for retirement between the ages of 55 and 65.

Annual Incentive Program Awards

Under our Annual Incentive Program, a portion of the executive’s award, prorated for the number of whole months of the executive’s active service during the year, would be payable upon retirement, death or disability.

Long-Term Disability and Life Insurance Benefits

Upon termination of employment and eligibility under our long-term disability coverage for officers, a named executive officer would receive disability benefits in the amount of 66 2/3% of his base monthly salary, subject to a maximum of $20,000 per month. Benefits begin 90 days after the executive becomes disabled and continue until the executive reaches Social Security retirement age (or is no longer disabled). In the event of eligibility, assuming no offsets, we estimate that these benefits would be $20,000 per month for Messrs. Parker, Kirby, Isom, Johnson and Kerr.

In addition, we have obtained supplemental, portable, individual level term life insurance policies with various carriers for each of Messrs. Parker, Kirby and Kerr, in each case owned by the executive. The policies pay a death benefit equal to the coverage amount under each policy upon the death of the executive to a named beneficiary designated by the executive. The death benefits under these policies are fully insured and would be paid by the respective insurance carriers. The amounts of the respective benefits for each of Messrs. Parker, Kirby and Kerr are set forth in the tables below.

Parker Agreement

The Parker Agreement provides benefits to Mr. Parker upon a termination of employment by Mr. Parker for any reason within 24 months following a change in control, by Mr. Parker for “good reason” at any time, and by us for any reason other than due to Mr. Parker’s “misconduct” (each, as defined in the Parker Agreement). The Parker Agreement also provides certain benefits to Mr. Parker if his employment agreement expires without being renewed by us, upon his death, if he becomes disabled or upon a “change in control” (as defined in the Parker Agreement). If Mr. Parker is entitled to receive severance payments under any of our other severance plans or policies, then the other severance payments will be reduced by the amount payable under Mr. Parker’s employment agreement, excluding tax gross-ups. If Mr. Parker’s employment terminates for any reason, he is entitled to receive accrued benefits and payments.

If Mr. Parker terminates his employment for good reason, if we terminate Mr. Parker’s employment for any reason other than misconduct, or if Mr. Parker terminates his employment for any reason within 24 months after a change in control, then Mr. Parker will be entitled to receive the following, subject to the signing of a general waiver and release of claims:

•    A severance payment equal to 200% of the sum of Mr. Parker’s annual base salary plus the greater of (1) the average of his annual cash incentive award for the three calendar years before the termination and (2) the target annual cash incentive award for the year of termination.

•    Accelerated vesting of all stock and other awards held by Mr. Parker pursuant to our incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event will the exercise period extend beyond the earlier of the original expiration date of the award or ten years from the original date of grant.

•    A payment equal to 200% of the greater of (1) 125% of Mr. Parker’s base salary and (2) the amount that would have been paid to him if the Total Stockholder Return for the performance cycle ending on December 31 of the year in which termination occurs had been measured as of the termination date. This payment would be in settlement of our obligations under the LTIPP, so that Mr. Parker would not receive the termination payments described above under the LTIPP in this case.

•    A lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker and his eligible dependents, less the cost of such benefits for an active employee for 24 months, in addition to a tax gross-up for the lump sum payment.

• Continued term life insurance for a period of 24 months.

• Positive space travel privileges for Mr. Parker for his lifetime and his wife and eligible dependents for their lifetimes.

If Mr. Parker’s employment is terminated because we do not renew his employment agreement or if Mr. Parker’s employment is terminated because of disability, Mr. Parker is entitled to receive the following, subject to the signing of a general waiver and release of claims:

•    A severance payment equal to the sum of Mr. Parker’s annual base salary plus the greater of (1) the average of his annual cash incentive award for the three calendar years before the termination and (2) the target annual cash incentive award for the year of termination.

•    In the case of disability, accelerated vesting of all stock and other awards held by Mr. Parker pursuant to our incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event will the exercise period extend beyond the earlier of the original expiration date of the award or ten years from the original date of grant.

• Payment under the LTIPP as if Mr. Parker’s employment had continued through the date awards under the LTIPP are paid for the year of termination.

•    A lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker and his eligible dependents, less the cost of such benefits for an active employee for 24 months, plus a tax gross-up for the lump sum payment.

• Continued term life insurance for a period of 24 months.

• Positive space travel privileges for Mr. Parker for his lifetime and his wife and eligible dependents for their lifetimes.

If Mr. Parker’s employment terminates due to death, his estate is entitled to receive, subject to the signing of a general waiver and release of claims:

•    Accelerated vesting of all stock options, stock appreciation rights, restricted stock units, long-term incentive compensation and other awards held by Mr. Parker pursuant to our 2008 and 2005 Equity Incentive Plans and other incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event will the exercise period extend beyond the earlier of the original expiration date of the award or ten years from the original date of grant.

• Payment under the LTIPP as if Mr. Parker’s employment had continued through the date awards under the LTIPP are paid for the year of death.

•    A lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker’s eligible dependents, less the cost of such benefits for an active employee for 24 months, plus a tax gross-up for the lump sum payment.

• Positive space travel privileges for Mr. Parker’s wife and eligible dependents for their lifetimes.

The employment agreement also provides a tax gross-up payment in an amount that will have an after-tax value equal to taxes that could be imposed if any severance payments due to Mr. Parker are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

The following table sets forth the termination and/or change in control benefits payable to Mr. Parker under his employment agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment occurs on December 31, 2010. Except for insured benefits, all payments will be made by us. All benefits in the table are pursuant to the terms of his employment agreement, unless otherwise noted.

							Termination
					Company		on
	Voluntary		Executive		Termination		Expiration
	Termination		Termination		Other		Date
	Following		for		than		Following
Executive Benefits and	Change in		Good		for		Non-
Payments upon Termination	Control		Reason		Misconduct		Extension		Death		Disability
Compensation:
Base Salary	$1,100,000		$1,100,000		$1,100,000		$550,000		$0		$550,000
Annual Incentive Award	1,100,000	(1)	1,100,000	(1)	1,100,000	(1)	550,000	(1)	987,800	(2)	550,000	(1)
Long Term Incentive Award	1,375,000	(3)	1,375,000	(3)	1,375,000	(3)	0	(4)	0	(4)	0	(4)
Acceleration of Unvested SARs and RSUs (5)	5,061,444		5,061,444		5,061,444		0		5,061,444		5,061,444
Extended Option and SAR Exercise Period (6)	8,523,639		8,523,639		8,523,639		0		8,523,639		8,523,639
Benefits and Perquisites:
Medical Benefits (7)	38,925		38,925		38,925		38,925		38,925		38,925
Life Insurance	6,785	(8)	6,785	(8)	6,785	(8)	6,785	(8)	2,000,000	(9)	6,785	(8)
Travel Privileges (10)	219,562		219,562		219,562		219,562		219,562		219,562
Tax Gross-up on Travel Privileges	164,672		164,672		164,672		164,672		164,672		164,672
280G Tax Gross-up (11)	0		0		0		0		0		0

Total	$17,590,027		$17,590,027		$17,590,027		$1,529,944		$16,996,042		$15,115,027

(1)	Amount represents a multiple of the target annual incentive award under the Annual Incentive Program for 2010, which was $550,000.

(2)	Amount represents the amount of the annual incentive award earned by Mr. Parker under the Annual Incentive Program for 2010.

(3)	Mr. Parker receives two times the greater of (a) 125% of his salary or (b) the amount he would receive under our LTIPP. Amount shown is two times 125% of Mr. Parker’s salary, as there was no payout under the LTIPP that ended December 31, 2010.

(4)	There was no payment under the LTIPP for 2010.

(5)	Aggregate value of unvested restricted stock units calculated at a price of $10.01, the closing price of our common stock on December 31, 2010, plus the aggregate amount of the spread between the exercise price of unvested stock appreciation rights and $10.01. For all unvested awards, vesting occurs upon termination of employment by us without cause, termination by the executive for good reason, termination due to death or disability, or as of the date of a change in control.

(6)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. Assumes a stock price of $10.01, the closing price of our common stock on December 31, 2010, on the date of extension; annual interest rates of 0.14% at three months and 0.99% at three years; 40.2% volatility over three months and 113.2% volatility over three years; and no dividends.

(7)	Amount shown reflects the value of our 2010 COBRA premiums for group medical, dental and vision coverage for 24 months, less the current employee portion, plus a tax gross-up for the lump sum payment of this amount.

(8)	Amount represents the premium payments for 24 months of life insurance coverage assuming the monthly premium as of December 31, 2010.

(9)	Amount represents the life insurance proceeds payable to the executive’s estate under the executive’s life insurance policy upon a termination due to death.

(10)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.93% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

(11)	Assumes that Mr. Parker is entitled to full reimbursement by us of (1) any excise taxes that are imposed upon Mr. Parker as a result of the change in control, (2) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (3) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 4.54% state income tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our common stock on the last trading day of 2010 and the SAR’s respective exercise price. To the extent the SARs would be assumed by the buyer and converted to SARs with respect to buyer’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Executive Change in Control Agreements for Messrs. Kirby, Isom, Johnson and Kerr	Messrs. Kirby, Isom, Johnson and Kerr have each entered into our form of Executive Change in Control Agreement, effective as of November 28, 2007 or, in the case of Mr. Johnson, when he joined the Company on March 16, 2009. These agreements have an initial term of two years and automatically renew for successive two year terms unless we provide at least 180 days advance written notice to the executive. These agreements provide benefits to the executives upon a termination of employment, by us for any reason other than “misconduct” or disability or by the executive with “good reason,” in each case within 24 months following a “change in control” (each, as defined in the Executive Change in Control Agreements) or, subject to certain conditions described below, prior to a change in control in contemplation of that change in control.

Conditions on Payment and Offsets

As a condition of receiving benefits under the agreement, the executive is required to sign a general waiver and release of claims against us and related parties. In addition, any severance benefits under the agreement may be reduced by any other severance benefits or other benefits we must pay in connection with the executive’s termination of employment by law, under a written employment or severance agreement with us (currently there are none), or any company policy or practice that would provide for the executive to remain on our payroll for a period of time after notice of termination of employment. Furthermore, the executive’s benefits under the agreement will terminate immediately and the executive may be required to reimburse us for amounts paid under the agreement if the executive (1) violates any proprietary information or confidentiality obligation to us, (2) solicits our employees within one year of termination, (3) makes any untrue or disparaging statement or criticism of us within five years of termination, or (4) fails to return all Company property.

Termination Benefits

In the event of any termination, the covered executive is entitled to receive all accrued but unpaid salary and other benefits through the termination date and, except as to termination for misconduct, any unpaid incentive payment under the Company’s annual cash incentive program with respect to any fiscal year completed prior to termination.

Upon termination within 24 months of a change in control under the conditions described above, the covered executive is entitled to receive:

• A payment equal to two times the greater of the executive’s then-current annual base salary or the annual base salary immediately preceding a change in control.

•     A payment equal to 200% of the greater of (1) the executive’s then-current target incentive award under the Annual Incentive Program or (2) the executive’s actual incentive award under the Annual Incentive Program for the immediately preceding year.

•     A payment equal to 200% of the executive’s target award under our LTIPP that is in effect on the termination date or, if there is no LTIPP in effect and its suspension or termination constitutes a “good reason” to terminate employment, the executive’s target award most recently established under the LTIPP.

•     A lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for the executive and eligible dependents, provided the executive is eligible to elect COBRA continuation coverage upon his termination.

•     Extended exercisability of all vested stock options, stock appreciation rights, or other similar stock awards for 18 months following the executive’s termination of employment, but not beyond the maximum term of the awards.

•     A tax gross-up payment in an amount that will have an after-tax value equal to taxes that are imposed if any severance payments due the executive are considered to be greater than 110% of the amount that would cause any portion of the payments to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

The agreements also provide that termination benefits are to be provided to an executive who has been terminated prior to a change in control (if it can reasonably be demonstrated that the termination was at the request of a third party effecting the change in control) by us for any reason other than misconduct or disability. The benefits and payments provided in these circumstances are identical to those described above except that (1) payments and benefits due upon the change in control are offset by any amounts received as a result of the executive’s termination prior to the change in control and (2) instead of extended exercisability of stock awards and acceleration of equity vesting, the executive will receive an amount equal to the intrinsic value of any stock award (other than exercisable grants) forfeited at the time of termination that would have vested on the change in control, based on the value of the award as of the date of the change in control, and, as to exercisable grants, the difference between that stock award’s exercise price and the value of the stock underlying the award on the date of the change in control.

The agreements provide that upon a change in control, the executive’s outstanding stock awards held pursuant to our 2008 Equity Incentive Plan and/or our 2005 Equity Incentive Plan, or any successor plan, will become fully vested and exercisable and the executive will be entitled to top priority, first class, positive space travel privileges for the executive and his or her dependents, for the life of the executive. As noted under the heading “Compensation Discussion and Analysis — Other Benefits and Perquisites,” above, Messrs. Kirby, Isom and Kerr previously became entitled to lifetime travel benefits, in the case of Messrs. Kirby and Kerr, in connection with the merger of US Airways Group and America West, and in the case of Mr. Isom, to replace a similar benefit provided by his previous employer that was forfeited when he commenced employment with us.

In April 2010, the Committee adopted a policy that the Company will not enter into any new agreements with its named executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control of the Company, provided that, if the Company determines that it is appropriate to do so to recruit a new executive, limited reimbursement for excise taxes may be included in the executive’s contract. In those specific circumstances, the excise tax gross-up will be limited to payments triggered by both a change in control and a termination of the executive’s employment and will be subject to a three-year sunset provision. This new policy will not affect existing agreements with any current named executive officer, which agreements will continue to apply according to their terms.

J. Scott Kirby

The following table sets forth the termination and/or change in control benefits payable to Mr. Kirby under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2010.

			Company
			Termination
	Executive		Other Than for						Company
	Termination for		Misconduct or						Termination
	Good Reason		Disability						without Cause
	Following		Following						or Executive
Executive Benefits and	a Change		a Change						Termination for	Any Other
Payments upon Termination	in Control		in Control		Death		Disability		Good Reason	Termination
Compensation:
Base Salary	$1,020,000		$1,020,000		$0		$0		$0	$0
Annual Incentive Award	816,000		816,000		775,200	(1)	775,200	(1)	0	0
Long Term Incentive Award	1,173,000	(2)	1,173,000	(2)	0	(3)	0	(3)	0	0
Acceleration of Unvested SARs and RSUs (4)	3,498,120		3,498,120		3,498,120		3,498,120		172,395	0
Extended Option and SAR Exercise Period (5)	1,214,325		1,214,325		4,744,530		4,946,846		0	0
Benefits and Perquisites:
Medical Benefits (6)	48,059		48,059		0		0		0	0
Life Insurance	0		0		1,750,000	(7)	0		0	0
Travel Privileges (8)	213,006		213,006		0		213,006		213,006	213,006
280G Tax Gross-up (9)	0		0		0		0		0	0

Total	$7,982,510		$7,982,510		$10,767,850		$9,433,172		$385,401	$213,006

(1)	Amount represents the amount of the annual incentive award earned by Mr. Kirby under the Annual Incentive Plan for 2010.

(2)	Amount represents 200% of the target payment under the LTIPP for 2010.

(3)	There were no payments under the LTIPP for 2010.

(4)	Aggregate value of unvested restricted stock units calculated at a price of $10.01, the closing price of our common stock on December 31, 2010, plus the aggregate amount of the spread between the exercise price of unvested stock appreciation rights and $10.01. For awards under the 2005 Equity Incentive Plan, vesting occurs upon termination of employment by us without cause, termination by the executive for good reason, termination due to death or disability, or as of the date of a change in control. For awards made under the 2008 Equity Incentive Plan, vesting occurs upon termination due to death or disability, or as of the date of a change in control.

(5)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. The Change in Control agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Equity Incentive Plan and 2008 Equity Incentive Plan. The 2005 Equity Incentive Plan and 2008 Equity Incentive Plan allow for a three year extension for both death and disability. The America West 2002 Incentive Equity Plan allows for a one year extension of exercise period for death and three years for disability. Assumes a stock price of $10.01, the closing price of our common stock on December 31, 2010, on the date of extension; annual interest rates of 0.14% at three months, 0.29% at one year, 0.37% at 18 months, and 0.99% at three years; 40.2% volatility over three months, 59.4% over one year, 69.2% volatility over 18 months, and 113.2% volatility over three years; and no dividends.

(6)	Amount reflects the value of our 2010 COBRA premiums for group medical, dental and vision coverage for 24 months.

(7)	Amount represents the life insurance proceeds payable to the executive’s estate under the executive’s life insurance policy upon a termination due to death.

(8)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.93% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

(9)	Assumes that Mr. Kirby is entitled to full reimbursement by us of (1) any excise taxes that are imposed upon Mr. Kirby as a result of the change in control, (2) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (3) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 4.54% state income tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our common stock on the last trading day of 2010 and the SAR’s respective exercise price. To the extent the SARs would be assumed by the buyer and converted to SARs with respect to buyer’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Robert D. Isom, Jr.

The following table sets forth the termination and/or change in control benefits payable to Mr. Isom under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2010.

			Company
			Termination						Company
	Executive		Other Than for						Termination
	Termination for		Misconduct or						without Cause
	Good Reason		Disability						or Executive
	Following		Following						Termination
Executive Benefits and	a Change		a Change						for	Any Other
Payments upon Termination	in Control		in Control		Death		Disability		Good Reason	Termination
Compensation:
Base Salary	$900,000		$900,000		$0		$0		$0	$0
Annual Incentive Award	720,000		720,000		684,000	(1)	684,000	(1)	0	0
Long-Term Incentive Award	900,000	(2)	900,000	(2)	0	(3)	0	(3)	0	0
Acceleration of Unvested SARs and RSUs (4)	2,613,523		2,613,523		2,613,523		2,613,523		128,354	0
Extended SAR Exercise Period (5)	723,276		723,276		2,458,132		2,458,132		0	0
Benefits and Perquisites:
Medical Benefits (6)	26,064		26,064		0		0		0	0
Life Insurance	0		0		0		0		0	0
Travel Privileges (7)	170,595		170,595		0		170,595		170,595	170,595
280G Tax Gross-up (8)	0		0		0		0		0	0

Total	$6,053,458		$6,053,458		$5,755,655		$5,926,250		$298,949	$170,595

(1)	Amount shown is based on the amount of the annual incentive award earned by Mr. Isom under the Annual Incentive Program for 2010.

(2)	The amounts shown are based on 200% of the target payment under the LTIPP for 2010.

(3)	There were no payments under the LTIPP for 2010.

(4)	Aggregate value of unvested restricted stock units calculated at a price of $10.01, the closing price of our common stock on December 31, 2010, plus the aggregate amount of the spread between the exercise price of unvested stock appreciation rights and $10.01. For awards under the 2005 Equity Incentive Plan, vesting occurs upon termination of employment by us without cause, termination by the executive for good reason, termination due to death or disability, or as of the date of a change in control. For awards made under the 2008 Equity Incentive Plan, vesting occurs upon termination due to death or disability, or as of the date of a change in control.

(5)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. The Change in Control agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Equity Incentive Plan and 2008 Equity Incentive Plan. The 2005 Equity Incentive Plan and 2008 Equity Incentive Plan allow for a three year extension for both death and disability. Assumes a stock price of $10.01, the closing price of our common stock on December 31, 2010, on the date of extension; annual interest rates of 0.14% at three months, 0.37% at 18 months, and 0.99% at three years; 40.2% volatility over three months, 69.2% volatility over 18 months, and 113.2% volatility over three years; and no dividends.

(6)	Amount shown reflects the value of our 2010 COBRA premiums for group medical, dental and vision coverage for 24 months.

(7)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.93% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

(8)	Assumes that Mr. Isom is entitled to full reimbursement by us of (1) any excise taxes that are imposed upon Mr. Isom as a result of the change in control, (2) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (3) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 4.54% state income tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our common stock on the last trading day of 2010 and the SAR’s respective exercise price. To the extent the SARs would be assumed by the buyer and converted to SARs with respect to buyer’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Stephen L. Johnson

The following table sets forth the termination and/or change in control benefits payable to Mr. Johnson under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2010.

			Company
			Termination
	Executive		Other Than for
	Termination for		Misconduct or
	Good Reason		Disability
	Following		Following
Executive Benefits and	a Change		a Change
Payments upon Termination	in Control		in Control		Death		Disability
Compensation:
Base Salary	$850,000		$850,000		$0		$0
Annual Incentive Award	680,000		680,000		646,000	(1)	646,000	(1)
Long-Term Incentive Award	850,000	(2)	850,000	(2)	504,688	(3)	504,688	(3)
Acceleration of Unvested SARs (4)	2,416,721		2,416,721		2,416,721		2,416,721
Extended SAR Exercise Period (5)	276,085		276,085		1,176,759		1,176,759
Benefits and Perquisites:
Medical Benefits (6)	35,257		35,257		0		0
Life Insurance	0		0		0		0
Travel Privileges (7)	237,639		237,639		0		0
280G Tax Gross-up (8)	921,148		921,148		0		0

Total	$6,266,850		$6,266,850		$4,744,168		$4,744,168

(1)	Amount represents the amount of the annual incentive award earned by Mr. Johnson under the Annual Incentive Plan for 2010.

(2)	Amount represents 200% of the target payment under the LTIPP for 2010.

(3)	This amount represents the $504,688 payment received for the special individual LTIPP cycle that ended on December 31, 2010.

(4)	Aggregate amount of the spread between the exercise price of unvested stock appreciation rights and $10.01, the closing price of our common stock on December 31, 2010. For awards made under the 2008 Equity Incentive Plan, vesting occurs upon termination due to death or disability, or as of the date of a change in control.

(5)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. The Change in Control agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2008 Equity Incentive Plan. The 2008 Equity Incentive Plan allows for a three year extension for both death and disability. Assumes a stock price of $10.01, the closing price of our common stock on December 31, 2010, on the date of extension; annual interest rates of 0.14% at three months, 0.37% at 18 months, and 0.99% at three years; 40.2% volatility over three months, 69.2% volatility over 18 months, and 113.2% volatility over three years; and no dividends.

(6)	Amount reflects the value of our 2010 COBRA premiums for group medical, dental and vision coverage for 24 months.

(7)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.93% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

(8)	Assumes that Mr. Johnson is entitled to full reimbursement by us of (1) any excise taxes that are imposed upon Mr. Johnson as a result of the change in control, (2) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (3) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 4.54% state income tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our common stock on the last trading day of 2010 and the SAR’s respective exercise price. To the extent the SARs would be assumed by the buyer and converted to SARs with respect to buyer’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement. We expect the amount reported for Mr. Johnson to be reduced or eliminated in the future since amounts used for the calculations were based on Mr. Johnson’s compensation during 2009, when he was employed for less than a full year, and for the full year 2010, instead of the five year base period required for purposes of the 280G calculation.

Derek J. Kerr

The following table sets forth the termination and/or change in control benefits payable to Mr. Kerr under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2010.

			Company
			Termination						Company
	Executive		Other Than for						Termination
	Termination for		Misconduct or						without Cause
	Good Reason		Disability						or Executive
	Following		Following						Termination
Executive Benefits and	a Change		a Change						for	Any Other
Payments upon Termination	in Control		in Control		Death		Disability		Good Reason	Termination

Compensation:
Base Salary	$800,000		$800,000		$0		$0		$0	$0
Annual Incentive Award	640,000		640,000		608,000	(1)	608,000	(1)	0	0
Long Term Incentive Award	800,000	(2)	800,000	(2)	0	(3)	0	(3)	0	0
Acceleration of Unvested SARs and RSUs (4)	2,521,660		2,521,660		2,521,660		2,521,660		32,860	0
Extended SAR Exercise Period (5)	510,076		510,076		1,845,714		1,845,714		0	0
Benefits and Perquisites:
Medical Benefits (6)	26,064		26,064		0		0		0	0
Life Insurance	0		0		1,500,000	(7)	0		0	0
Travel Privileges (8)	178,903		178,903		0		178,903		178,903	178,903
280G Tax Gross-up (9)	0		0		0		0		0	0

Total	$5,476,703		$5,476,703		$6,475,374		$5,154,277		$211,763	$178,903

(1)	Amount represents the amount of the annual incentive award earned by Mr. Kerr under the Annual Incentive Program for 2010.

(2)	Amount represents 200% of the target payment under the LTIPP for 2010.

(3)	There were no payments under the LTIPP for 2010.

(4)	Aggregate value of unvested restricted stock units calculated at a price of $10.01, the closing price of our common stock on December 31, 2010, plus the aggregate amount of the spread between the exercise price of unvested stock appreciation rights and $10.01. For awards under the 2005 Equity Incentive Plan, vesting occurs upon termination of employment by us without cause, termination by the executive for good reason, termination due to death or disability, or as of the date of a change in control. For awards made under the 2008 Equity Incentive Plan, vesting occurs upon termination due to death or disability, or as of the date of a change in control.

(5)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. The Change in Control agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Equity Incentive Plan and 2008 Equity Incentive Plan. The 2005 Equity Incentive Plan and 2008 Equity Incentive Plan allow for a three year extension for both death and disability. Assumes a stock price of $10.01, the closing price of our common stock on December 31, 2010, on the date of extension; annual interest rates of 0.14% at three months, 0.37% at 18 months, and 0.99% at three years; 40.2% volatility over three months, 69.2% volatility over 18 months, and 113.2% volatility over three years; and no dividends.

(6)	Amount reflects the value of our 2010 COBRA premiums for group medical, dental and vision coverage for 24 months.

(7)	Amount represents the life insurance proceeds payable to the executive’s estate under the executive’s life insurance policy upon a termination due to death.

(8)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.93% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

(9)	Assumes that Mr. Kerr is entitled to full reimbursement by us of (1) any excise taxes that are imposed upon Mr. Kerr as a result of the change in control, (2) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (3) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 4.54% state income tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our common stock on the last trading day of 2010 and the SAR’s respective exercise price. To the extent the SARs would be assumed by the buyer and converted to SARs with respect to buyer’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information	The following table provides information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2010, which include the following:

• US Airways Group, Inc. 2008 Equity Incentive Plan;

• US Airways Group, Inc. 2005 Equity Incentive Plan;

• America West 2002 Incentive Equity Plan, or 2002 Plan; and

• America West 1994 Incentive Equity Plan, or 1994 Plan.

	(a)			(c)
	Number of			Number of Securities
	Securities to be	(b)		Remaining Available
	Issued	Weighted-Average		for Future Issuance Under
	Upon Exercise of	Exercise Price of		Equity Compensation Plans
	Outstanding Options,	Outstanding Options,		(Excluding Securities
Plan Category	Warrants and Rights (6)	Warrants and Rights		Reflected in Column (a))

Equity Compensation Plans Approved by Security Holders (1)	9,475,465	$13.74	(2)	1,826,744
Equity Compensation Plans Not Approved by Security Holders (3)	723,972	$18.54	(4)	—	(5)

Total	10,199,437	$14.09		1,826,744

(1)	At our annual meeting on June 11, 2008, the 2008 Equity Incentive Plan was approved by our stockholders. Pursuant to the terms of the 2008 Equity Incentive Plan, no additional grants may be made under the 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan was originally adopted as part of US Airways Group’s plan of reorganization upon emergence from bankruptcy in September 2005. Under Delaware law, approval of the 2005 Equity Incentive Plan as part of the reorganization was deemed to be approval by US Airways Group’s stockholders.

(2)	The weighted average remaining term of these outstanding options and rights is 5.5 years.

(3)	America West had two equity compensation plans, the 1994 Plan and the 2002 Plan, both of which were approved by America West’s stockholders prior to the merger, but have not been approved by US Airways Group’s stockholders. Both of these plans have shares that may become issuable pursuant to the exercise of outstanding options. As a result of the merger, all outstanding equity awards under these two plans were converted into awards exercisable for shares of US Airways Group common stock pursuant to the terms of the merger agreement.

(4)	The weighted average remaining term of these outstanding options and rights is 2.9 years.

(5)	No shares are available for future grant under these plans pursuant to action taken by our Compensation and Human Resources Committee.

(6)	Does not include stock options granted pursuant to a letter of agreement between the Company and the US Airways’ pilot union dated as of September 23, 2005. As of December 31, 2010, there were approximately 800,000 such stock options outstanding with a weighted average exercise price of $34.48. The pilot stock options do not reduce the shares available for grant under any equity incentive plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all of our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

OTHER MATTERS

Stockholder Proposals	Rule 14a-8 of the Exchange Act provides that certain stockholder proposals must be included in the proxy statement for our Annual Meeting. For a stockholder proposal to be considered for inclusion in the proxy statement for our Annual Meeting of Stockholders in 2012, our Corporate Secretary, Caroline B. Ray, must receive the proposal at our principal executive offices no later than December 30, 2011. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials.

Pursuant to our Amended and Restated Bylaws, in order for a stockholder to present a proposal at an annual meeting, other than proposals to be included in the proxy statement as described above, the stockholder must deliver proper notice to our Corporate Secretary at our principal executive offices not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. For the 2012 Annual Meeting of Stockholders, notice must be delivered no sooner than February 10, 2012 and no later than March 11, 2012. Stockholders are advised to review our Amended and Restated Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Annual Report and Available Information	Our Annual Report on Form 10-K for the year ended December 31, 2010 accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to Caroline B. Ray, Corporate Secretary, US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281. Copies also may be obtained without charge through the SEC’s website at www.sec.gov.

EXHIBIT A

US AIRWAYS GROUP, INC.
2011 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the US Airways Group, Inc. 2011 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of US Airways Group, Inc. (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 13.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Affiliate” shall mean (a) any Subsidiary; and (b) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary.

2.3 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4 “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.5 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6 “Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.

2.7 “Board” shall mean the Board of Directors of the Company.

2.8 “Change in Control” shall mean the occurrence of any of the following:

(a) within any 12-month period, the individuals who constitute the Board at the beginning of such period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(b) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than the Company, acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company or US Airways entitled to vote generally in the election of directors (“Voting Power”); or

(c) the Company or US Airways consummates a merger, consolidation or reorganization of the Company or US Airways or any other similar transaction or series of related transactions (collectively, a “Transaction”) other than (A) a Transaction in which the voting securities of the Company or US Airways outstanding immediately prior thereto become (by operation of law), or are converted into or exchanged for, voting securities of the surviving corporation or its parent corporation immediately after such Transaction that are owned by the same person or entity or persons or entities as immediately prior thereto and possess at least 50% of the Voting Power held by the voting securities of the surviving corporation or its parent corporation, or (B) a Transaction effected to implement a recapitalization of the Company or US Airways (or similar transaction) in which no person (excluding the Company or US Airways or any person who held more than 50% of the Voting Power immediately prior to such Transaction) acquires more than 50% of the Voting Power; or

(d) the Company or US Airways sells or otherwise disposes of, or consummates a transaction or series of related transactions providing for the sale or other disposition of, all or substantially all of the stock or assets of US Airways, or enters into a plan for the complete liquidation of either the Company or US Airways.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Section 409A.

The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.10 “Committee” shall mean the Compensation and Human Resources Committee of the Board, another committee or subcommittee of the Board, appointed as provided in Section 13.1; provided, that if any member of the Compensation and Human Resources Committee does not qualify as (i) an outside director for purposes of Section 162(m) of the Code, (ii) a non-employee director for purposes of Rule 16b-3, and (iii) an independent director for purposes of the rules of the exchange on which the Shares are traded, the remaining members of the Compensation and Human Resources Committee (but not less than two members) shall be constituted as a subcommittee to act as the Committee for purposes of the Plan.

2.11 “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.12 “Company” shall have the meaning set forth in Article 1.

2.13 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.14 “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.15 “Deferred Stock” shall mean a right to receive Shares awarded under Section 10.4.

2.16 “Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 10.5.

2.17 “Director” shall mean a member of the Board, as constituted from time to time.

2.18 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10.2.

2.19 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.20 “Effective Date” shall mean the date the Plan is approved by the Company’s stockholders.

2.21 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

2.22 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate.

2.23 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.24 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.25 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.26 “Full Value Award” shall mean any Award other than (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Holder pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Affiliate).

2.27 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.28 “Holder” shall mean a person who has been granted an Award.

2.29 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.30 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.31 “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.32 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.33 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.34 “Option Term” shall have the meaning set forth in Section 6.4.

2.35 “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.36 “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 10.1.

2.37 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.38 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) earnings before interest, taxes, depreciation, rent and amortization expenses (“EBITDAR”); (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iii) earnings before interest and taxes (“EBIT”); (iv) EBITDAR, EBITDA, EBIT or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue or return on total capital; (v) net earnings; (vi) earnings per share; (vii) net income (before or after taxes); (viii) profit margin; (ix) operating margin; (x) operating income; (xi) net operating income; (xii) net operating income after taxes; (xiii) growth; (xiv) net worth; (xv) cash flow; (xvi) cash flow per share; (xvii) total stockholder return; (xviii) return on capital, assets, equity or investment; (xix) stock price performance; (xx) revenues; (xxi) revenues per available seat mile; (xxii) costs; (xxiii) costs per available seat mile; (xxiv) working capital; (xxv) capital expenditures; (xxvi) improvements in capital structure; (xxvii) economic value added; (xxviii) industry indices; (xxix) regulatory ratings; (xxx) customer satisfaction ratings; (xxxi) expenses and expense ratio management; (xxxii) debt reduction; (xxxiii) profitability of an identifiable business unit or product; (xxxiv) levels of expense, cost or liability by category, operating unit or any other delineation; (xxxv) implementation or completion of projects or processes; (xxxvi) combination of airline operating certificates within a specified period; (xxxvii) measures of operational performance (including, without limitation, U.S. Department of Transportation performance rankings in operational areas), quality, safety, productivity or process improvement; (xxxviii) measures of employee satisfaction or employee engagement, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices or, where applicable, on a per-share or per seat-mile basis.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.39 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.40 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.41 “Performance Stock Unit” shall mean a Performance Award awarded under Section 10.1 which is denominated in units of value including dollar value of Shares.

2.42 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

2.43 “Plan” shall have the meaning set forth in Article 1.

2.44 “Prior Plans” shall mean the US Airways Group, Inc. 2008 Equity Incentive Plan and the US Airways Group, Inc. 2005 Equity Incentive Plan, as such plans may be amended from time to time.

2.45 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.46 “Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.47 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 9.

2.48 “Returned Awards” shall mean equity awards granted under the Prior Plans which are forfeited or lapse unexercised and which following June 10, 2011 are not issued under the Prior Plans.

2.49 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.50 “Shares” shall mean shares of Common Stock.

2.51 “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 11.

2.52 “Stock Appreciation Right Term” shall have the meaning set forth in Section 11.4.

2.53 “Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 10.3.

2.54 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.55 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.56 “Termination of Service” shall mean:

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

2.57 “US Airways” shall mean US Airways, Inc., a Delaware corporation.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to adjustment as provided in Section 3.1(b) and Section 14.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is (i) 15,000,000, plus (ii) any Shares which as of June 10, 2011 are available for issuance under the Prior Plans, plus (iii) any Shares that are subject to the Returned Awards; provided, however, that no more than a total of (y) 12,500,000 Shares plus (z) the number of Shares that are subject to Returned Awards that are full value awards shall be authorized for grant as Full Value Awards; provided, further, that, no more than a total of 15,000,000 Shares may be issued upon the exercise of Incentive Stock Options.

(b) The following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Notwithstanding anything to the contrary contained herein, if any Shares subject to an Award are forfeited or expire or an Award is settled for cash (in whole or in part) shall again be available for Awards under the Plan. Any Shares of Restricted Stock repurchased by the Company under Section 8.4 at the same price paid by the Holder will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2 Stock Distributed.  Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Section 14.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be 2,200,000 and the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year with respect to one or more Awards payable in cash shall be $5,000,000.

3.4 Full Value Award Vesting Limitations.  Notwithstanding any other provision of the Plan to the contrary, Full Value Awards made to Eligible Individuals shall become vested in one or more installments over an aggregate period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, (a) the Administrator may provide that such vesting restrictions may lapse or be waived upon the Holder’s death, disability, retirement, any other specified Termination of Service or the consummation of a Change in Control, (b) Full Value Awards may be granted as part of Non-Employee Director retainers without respect to such minimum vesting provisions and (c) Full Value Awards that result in the issuance of an aggregate of up to 10% of the Shares available pursuant to Section 3.1(a) may be granted to any one or more Holders without respect to such minimum vesting provisions.

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation.  The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.6 regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2 Award Agreement.  Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Employment; Voluntary Participation.  Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5 Foreign Holders.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.6 Non-Employee Director Awards.  The Administrator may, in its sole discretion, provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written non-discretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.

4.7 Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS
PERFORMANCE-BASED COMPENSATION.

5.1 Purpose.  The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2 Applicability.  The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3 Types of Awards.  Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals, Restricted Stock Units that vest and become payable upon the attainment of specified Performance Goals and any Performance Awards described in Article 10 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

5.4 Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Eligible Individuals which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.5 Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or an Affiliate throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

5.6 Additional Limitations.  Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan, the applicable Program and Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

6.1 Granting of Options to Eligible Individuals.  The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2 Qualification of Incentive Stock Options.  No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent or subsidiary corporation thereof (each as defined in Section 424(e) and (f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

6.3 Option Exercise Price.  The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4 Option Term.  The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than 10 years from the date the Option is granted, or five years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 14.1, any other term or condition of such Option relating to such a Termination of Service.

6.5 Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. Except as limited by the Plan, at any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program, the

Award Agreement evidencing the grant of an Option, or by action of the Administrator following the grant of the Option.

6.6 Substitute Awards.  Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

6.7 Substitution of Stock Appreciation Rights.  The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining Option Term as the substituted Option.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1 Partial Exercise.  An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

7.2 Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 12.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 12.1 and 12.2.

7.3 Notification Regarding Disposition.  The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such Shares to such Holder.

ARTICLE 8.

AWARD OF RESTRICTED STOCK

8.1 Award of Restricted Stock.

(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

8.2 Rights as Stockholders.  Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 8.3. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

8.3 Restrictions.  All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4 Repurchase or Forfeiture of Restricted Stock.  Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, except as otherwise provided by Section 3.4, the Administrator in its sole discretion may provide that upon certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

8.5 Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock shall include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in its sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.

8.6 Section 83(b) Election.  If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 9.

AWARD OF RESTRICTED STOCK UNITS

9.1 Grant of Restricted Stock Units.  The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

9.2 Term.  Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.3 Purchase Price.  The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

9.4 Vesting of Restricted Stock Units.  At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Affiliate, one or more Performance Criteria, Company performance, individual performance or other criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 3.4.

9.5 Maturity and Payment.  At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 12.4(e), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

9.6 Payment upon Termination of Service.  An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

9.7 No Rights as a Stockholder.  Unless otherwise determined by the Administrator, a Holder who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until the same are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

9.8 Dividend Equivalents.  Subject to Section 10.2, the Administrator may, in its sole discretion, provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the

Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award.

ARTICLE 10.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS,
DEFERRED STOCK, DEFERRED STOCK UNITS

10.1 Performance Awards.

(a) The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.

(b) Without limiting Section 10.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5.

10.2 Dividend Equivalents.

(a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

10.3 Stock Payments.  The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other criteria, including service to the Company or any Affiliate, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

10.4 Deferred Stock.  The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

10.5 Deferred Stock Units.  The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the Holder thereof to receive one Share on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

10.6 Term.  The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award shall be established by the Administrator in its sole discretion.

10.7 Purchase Price.  The Administrator may establish the purchase price of a Performance Award, Shares distributed as a Stock Payment award, Shares of Deferred Stock or Shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

10.8 Termination of Service.  A Performance Award, Stock Payment award, Dividend Equivalent award, Deferred Stock award and/or Deferred Stock Unit award is distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award may be distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 11.

AWARD OF STOCK APPRECIATION RIGHTS

11.1 Grant of Stock Appreciation Rights.

(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

(b) A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the fair market value at the time of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 11.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the price per share of the Shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

11.2 Stock Appreciation Right Vesting.

(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. Except as limited by the Plan, at any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program, the Award Agreement evidencing the grant of a Stock Appreciation Right, or by action of the Administrator following the grant of the Stock Appreciation Right.

11.3 Manner of Exercise.  All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to such the Stock Appreciation Rights, or portion thereof, is exercised, in a manner permitted by Section 12.1 and 12.2.

11.4 Stock Appreciation Right Term.  The term of each Stock Appreciation Right (the ‘‘Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Stock Appreciation Right Term shall not be more than 10 years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the last day of the Stock Appreciation Right Term. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 14.1, any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

11.5 Payment.  Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 11 shall be in cash, Shares (based on its fair market value as of the time the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 12.

ADDITIONAL TERMS OF AWARDS

12.1 Payment.  The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a fair market value at the time of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator in its sole discretion. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

12.2 Tax Withholding.  The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value at the time of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

12.3 Transferability of Awards.

(a) Except as otherwise provided in Section 12.3(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); (iii) any transfer of a Non-Qualified Stock Option to a Permitted Transferee shall be without consideration, except as required by applicable law and (iv) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.

(c) Notwithstanding Section 12.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

12.4 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

12.5 Forfeiture and Claw-Back Provisions.  Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:

(a) (i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and

(b) All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back obligation imposed by applicable law or any policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

12.6 Prohibition on Repricing.  Subject to Section 14.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 14.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

ARTICLE 13.

ADMINISTRATION

13.1 Administrator.  The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.

13.2 Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 14.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

13.3 Action by the Committee.  Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.4 Authority of Administrator.  Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Sections 3.4 and 14.2.

13.5 Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

13.6 Delegation of Authority.  To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 13; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 14.

MISCELLANEOUS PROVISIONS

14.1 Amendment, Suspension or Termination of the Plan.  Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2, (a) increase the limits imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, or (b) reduce the price per Share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 12.6, or (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Except as provided in Sections 12.5 and 14.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth anniversary of the date the Plan was approved by the Board.

14.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan and adjustments of the Award Limit); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 4.6 and the Non-Employee Director Equity Compensation Policy; (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (v) the grant or exercise price per Share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 14.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.2(a) and 14.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its sole discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan and adjustments of the Award Limit). The adjustments provided under this Section 14.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d) In the event of a Change in Control, or if the Company is otherwise a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets occurs (in any such case, a “Corporate Event”), then the Committee (or, with respect to an Award granted to a Non-Employee Director, the Board) may take any actions with respect to outstanding Awards as it deems appropriate, consistent with applicable provisions of the Code and any applicable federal or state securities laws.

(e) Notwithstanding anything in the Plan to the contrary, the Committee (or, with respect to an Award granted to a Non-Employee Director, the Board) may take the foregoing actions without the consent of any Participant, and its determination shall be conclusive and binding on all persons and for all purposes.

(f) With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g) The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h) No action shall be taken under this Section 14.2 which shall cause an Award to fail to be exempt from or comply with Section 409A of the Code or the Treasury Regulations thereunder.

(i) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Administrator in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to the consummation of any such transaction.

14.3 Approval of Plan by Stockholders.  The Plan will be submitted for the approval of the Company’s stockholders within 12 months after the date of the Board’s initial adoption of the Plan.

14.4 No Stockholder Rights.  Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

14.5 Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

14.6 Effect of Plan upon Other Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

14.7 Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

14.8 Titles and Headings, References to Sections of the Code or Exchange Act.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

14.9 Governing Law.  The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

14.10 Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

14.11 No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

14.12 Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.

14.13 Indemnification.  To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.14 Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.15 Expenses.  The expenses of administering the Plan shall be borne by the Company and its Affiliates.

US AIRWAYS GROUP, INC. 111 WEST RIO SALADO PARKWAY TEMPE, AZ 85281 TELEPHONE AND INTERNET VOTING INSTRUCTIONS You can vote by telephone or Internet! Available 24 hours a day 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 8, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by US Airways Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 8, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to US Airways Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M34333-P08043-Z54894 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. US AIRWAYS GROUP, INC. Annual Meeting Proxy Card ELECTION OF DIRECTORS A For Against Abstain THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1. 1. Nominees to hold office until the 2014 Annual Meeting and until their respective successors have been duly elected and qualified: 1a. Bruce R. Lakefield 0 0 0 1b. W. Douglas Parker 0 0 0 For Against Abstain B RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2. 2. Ratify the appointment of KPMG LLP to serve as independent registered public accounting firm for the fiscal year ending December 31, 2011. 0 0 0 C APPROVAL OF THE 2011 INCENTIVE AWARD PLAN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3. 3. Approve the 2011 Incentive Award Plan. 0 0 0 D ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4. 4. Approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the proxy statement. 0 0 0 1 Year 2 Years 3 Years Abstain E FREQUENCY OF ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ONE YEAR FOR PROPOSAL 5. 5. Approve, on a non-binding, advisory basis, the frequency with which a non-binding, advisory vote of stockholders will be held to approve the compensation of our named 0 0 0 0 executive officers. For Against Abstain F STOCKHOLDER PROPOSAL. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 6. 6. Stockholder proposal relating to cumulative voting. 0 0 0 G AUTHORIZED SIGNATURES — Sign Here — This section must be completed for your instructions to be executed. Please sign exactly as your name appears on this card. Joint owners should each sign. Executors, Please indicate if you plan to attend this meeting. 0 0 administrators, trustees, etc., should add their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, Yes No please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Da te Signature (Joint Owners) Date

ADMISSION TICKET US Airways Group, Inc. 2011 ANNUAL MEETING OF STOCKHOLDERS Thursday, June 9, 2011 9:30 a.m. local time Latham & Watkins LLP 885 Third Avenue New York, NY 10022 This admission ticket admits only the named stockholder. Directions to Latham & Watkins LLP: Latham & Watkins is located at 885 Third Avenue, New York, New York 10022. This address is at the cross streets between 53rd and 54th. If arriving by taxi from any location, provide instruction to go to 53rd and Third Avenue to make the destination clear. From Subway: • The nearest subway stop to Latham & Watkins is the E or M train (53rd Street Station) or the #6 train (51st Street Station). From Rail/Bus Stations: • From Penn Station or Port Authority Bus Terminal: Take the E train Uptown and get off at Lexington Avenue. Penn Station is where you would arrive if you were traveling on Amtrak. • From Grand Central Terminal take the #6 train uptown and get off at 51st Street. Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated. If you plan to attend the Annual Meeting and require special assistance, please contact Caroline Ray at 202-326-5165 to request any listening or visual aid devices by May 27, 2011 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M34334-P08043-Z54894 Proxy — US AIRWAYS GROUP, INC. 111 West Rio Salado Parkway Tempe, Arizona 85281 Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on June 9, 2011. The undersigned hereby appoints W. Douglas Parker and Stephen L. Johnson, and each of them, as proxies, with full power of substitution, to vote all the shares of common stock of US Airways Group, Inc. that the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders of US Airways Group, Inc., to be held at Latham & Watkins LLP, 885 Third Avenue, New York, NY on Thursday, June 9, 2011, at 9:30 a.m., local time, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. IF NO DIRECTION IS MADE, YOUR COMMON STOCK WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, FOR ONE YEAR FOR PROPOSAL 5, AND AGAINST PROPOSAL 6. IF YOU DO NOT STATE OTHERWISE, ANY ADDITIONAL BUSINESS TO PROPERLY COME BEFORE THE MEETING WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED IN THE PROXY. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE ANNUAL MEETING. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern time, on June 8, 2011 THANK YOU FOR VOTING PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS (Continued and to be voted on reverse side.)